UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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WABASH NATIONAL CORPORATION

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Letter from the President and Chief Executive Officer

Dear Fellow Shareholders,

On June 2, 2018, I was humbled and excited to assume the position of President and CEO. After 16 years with Wabash National Corporation, I am thrilled with the opportunity to lead the company into the future. In addition, I cannot help but feel pride in being part of the transformation that has taken place during those 16 years. When I joined the company in 2003, over 80 percent of Wabash National’s sales were comprised solely of dry van revenue, and our 3,000 employees were predominantly located in Lafayette, Indiana. Today, approximately 50 percent of the company’s sales are derived from dry vans, while the other 50 percent come from diverse products such as tank trailers, platform trailers, truck bodies, aftermarket parts, food, dairy & beverage processing systems and advanced composite materials. We have grown to over 7,000 employees with 17 manufacturing locations that span over 10 states and three countries.

Not only is the company larger due to of our diversification efforts, we’re also stronger. By adding new strategic businesses, we have broadened our portfolio to better serve our customers’ diverse and changing transportation equipment needs. We are further extending our industry-leading technology into new markets and we are leveraging the Wabash Management System to effectively scale our businesses to greater heights.

As President and CEO, I aim to build on Wabash National’s legacy of innovation and growth by focusing on people, purpose and performance. We’re putting people first; we are working with purpose by solving real problems for our customers; and we are going to drive our performance to even higher levels. 2018 was an important year in Wabash National’s progression toward becoming a stronger, more resilient and more profitable company. We continued to act on our priorities of strengthening the human capital required to lead the company into the future, and we positioned the company for ROIC expansion while improving organizational focus by exiting a non-core business. Simultaneously, we made significant progress in positioning the Final Mile Products business for continued growth. All of this occurred while the company was running very hard to meet the needs of our customers in a strong demand environment where revenue grew 28 percent to a record $2.27B.

As our business continues to generate strong free cash flow, disciplined capital deployment has been a focus for the Wabash National management team. In 2018, we were pleased to put $34 million to work via capital expenditure for operational initiatives, while we balanced return of capital to shareholders by allocating $18 million to dividend payout and $53 million to share repurchase. We look forward to continuing to fund internal initiatives and sustain our dividend, while our near-term focus for capital allocation will be on reducing leverage as we situate our company to be in a position of strength during every phase of the business cycle.

We are building on the legacy that has come before us. I am fortunate to be surrounded by talented leaders and an engaged workforce with whom we will navigate the path forward. I am ever grateful for the hard work, dedication and support of our people. I also appreciate the guidance of our Board of Directors during this leadership transition and you, our shareholders, for sharing our confidence in Wabash National and its long-term success.

Sincerely,

Brent L. Yeagy

President and Chief Executive Officer

WABASH NATIONAL CORPORATION

1000 Sagamore Parkway South

Lafayette, Indiana 47905

Notice of Annual Meeting of Stockholders

When: Tuesday, May 21, 2019, at 10:00 a.m. local time Where: Wabash National Corporation Ehrlich Innovation Center 3233 Kossuth Street, Lafayette, Indiana 47905	Items of Business: 3 proposals as listed below Date of Mailing: The date of mailing of this Proxy Statement or Notice of Internet Availability is on or about April 5, 2019.	Who Can Vote: Stockholders of each share of common stock at the close of business on March 22, 2019.

Attending the Meeting:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 9:00 a.m. local time. Stockholders holding stock in “street name” (e.g. through a bank or brokerage account) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Items of Business:

1.	To elect seven members of the Board of Directors from the nominees named in the accompanying proxy statement;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To ratify the appointment of Ernst & Young LLP as Wabash National Corporation’s independent registered public accounting firm for the year ending December 31, 2019; and

To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is currently not aware of any other business to come before the Annual Meeting.

Each outstanding share of Wabash National Corporation (NYSE: WNC) Common Stock entitles the holder of record at the close of business on March 22, 2019 to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Shares of our Common Stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy. Management cordially invites you to attend the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 21, 2019:

The Proxy Statement, Annual Report and the means to vote by internet are available at http://www.proxyvote.com.

By Order of the Board of Directors,

Melanie D. Margolin

Senior Vice President and General Counsel, Corporate Secretary

April 5, 2019

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the annual meeting. Promptly voting your shares by signing, dating and returning the proxy card mailed with your notice, or by voting via the internet or by telephone, will save us the expense and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed with your proxy card. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today.

2019 Annual Meeting of Stockholders on May 21, 2019

Proxy Statement

WABASH NATIONAL CORPORATION	2019 Proxy Statement	i

Proxy Statement Summary

To assist you in reviewing the proposals that may be acted upon at our 2019 Annual Meeting, the summary below highlights certain information that is contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

Annual Meeting of Stockholders

Date and Time:	10:00 a.m. on Tuesday, May 21, 2019, Eastern Daylight Time

Location:	Wabash National Corporation Ehrlich Innovation Center 3233 Kossuth Street, Lafayette, Indiana 47905

Record Date:	March 22, 2019

Voting:	Stockholders as of the record date are entitled to vote. Each share of Common Stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Company Overview

Wabash National Corporation, which we refer to herein as “Wabash,” “Wabash National,” the “Company,” “us,” “we,” or “our” was founded in 1985 in Lafayette, Indiana. We are a leading designer, manufacturer and distributor of high-quality, custom-engineered transportation and diversified industrial products and services. Our diverse product portfolio includes dry freight and refrigerated trailers, platform trailers, tank trailers, dry and refrigerated truck bodies, truck-mounted tanks, structural composite panels and products, trailer aerodynamic solutions, and specialty food-grade and pharmaceutical equipment. We have achieved this diversification through acquisitions, organic growth and product innovation.

We believe our position as a leader in our key industries is the result of longstanding relationships with our core customers, our demonstrated ability to attract new customers, our broad and innovative product lines, our technological leadership, and our extensive distribution and service network. Our management team is focused on growing the company in a profitable and sustainable manner, while continuing to optimize operations to match the current demand environment, implementing cost savings initiatives and lean manufacturing techniques, strengthening our capital structure and developing innovative products that enable our customers to succeed.

WABASH NATIONAL CORPORATION	2019 Proxy Statement	1

Proxy Statement Summary

Our Management Approach

In 2018, Wabash National institutionalized the Wabash Management System which standardizes best-practices throughout the company and allows us to efficiently scale the business. By codifying what makes our company great, the Wabash Management System drives increased focus on the processes that are critical for our success.

The Wabash Management System is comprised of 4 key areas: Team, Strategy, Execution and Governance.

Team

We believe strong human capital acts as a competitive differentiator and our focus is not only on ensuring we have the right leaders in place to drive our strategic initiatives today, but also to nurture our talent pipeline to develop strong leaders for our company’s future.

Strategy

Strategic planning and deployment are critical for the Company to continue growing profitably. Additionally, the Wabash Management System also places significant emphasis on tracking key performance indicators to monitor the effectiveness of strategy execution and create continuous improvement.

Execution

Continuous improvement is deeply rooted within the processes that we are standardizing throughout our company. We expect this to propel us to new levels of operational excellence.

Governance

We strive to achieve alignment at every layer and throughout all functional areas of our business and are focused on ensuring the right systems are in place to facilitate all team members working toward the same shared goals. Critical to this is the perspective that our business is constructed of three interlinked segments that benefit from one another and are stronger as a result of being part of Wabash National.

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Proxy Statement Summary

Voting Matters and Vote Recommendation (page 5)

The following table summarizes the proposals to be considered at the Annual Meeting and the Board’s voting recommendation with respect to each proposal.

PROPOSALS	BOARD VOTE RECOMMENDATION	PAGE
Election of Directors	FOR EACH NOMINEE	8
Advisory Vote on the Compensation of Our Named Executive Officers (“Say-on-Pay”)	FOR	54
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	55

Board Nominees (page 8)

The following table provides summary information about each director nominee, as of the Record Date.

NAME	AGE	DIRECTOR SINCE	OCCUPATION	INDEPENDENT	OTHER PUBLIC BOARDS
Dr. Martin C. Jischke	77	January 2002	Chairman of the Board of Directors, Wabash National Corporation	Yes	No
John G. Boss	59	December 2017	President and Chief Executive Officer, Momentive Performance Materials Inc., MPM Holdings Inc. and Momentive Specialty Chemicals Holdings LLC	Yes	Yes
John E. Kunz	54	March 2011	Senior Vice President and Chief Financial Officer, U.S. Concrete, Inc.	Yes	No
Larry J. Magee	64	January 2005	President, Magee Ventures Group	Yes	No
Ann D. Murtlow	58	February 2013	President and Chief Executive Officer, United Way of Central Indiana	Yes	Yes
Scott K. Sorensen	57	March 2005	President and Chief Operating Officer, Ivanti Software	Yes	No
Brent L. Yeagy	48	October 2016	President and Chief Executive Officer, Wabash National Corporation	No	No

WABASH NATIONAL CORPORATION	2019 Proxy Statement	3

Proxy Statement Summary

The table below summarizes key qualifications, skills and attributes most relevant to the decision to nominate the candidates to serve on our Board. A mark indicates a specific area of focus or experience on which the Board relies most. The lack of a mark does not mean the director nominee does not possess that qualification or skill. Each director nominee biography in this proxy statement describes each nominee’s qualifications and relevant experience in more detail.

DIRECTORS	John G. (“Jack”) Boss	Martin C. Jischke	John E. Kunz	Larry J. Magee	Ann D. Murtlow	Scott K. Sorensen	Brent L. Yeagy
Independent	●	●	●	●	●	●
Logistics, Transportation or Final Mile							●
Diverse Manufacturing	●		●				●
Supply Chain/Commodities Mgmt	●						●
Materials Science or Engineering		●
Government/Regulatory		●			●
Qualified Financial Expert/Finance/Treasury			●			●
M&A	●		●		●	●
Global	●		●		●
Technology/IT/Cybersecurity						●
Marketing/Sales/Digital	●			●
Talent/Culture	●	●		●	●		●
Strategy Development	●	●	●	●	●	●	●

Named Executive Officer Compensation (Say-on-Pay) (page 54)

We are asking stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. The primary objectives and philosophy of our compensation programs are to (i) drive executive behaviors that maximize long-term stockholder value creation, (ii) attract and retain talented executive officers with the skills necessary to successfully manage and grow our business, and (iii) align the interests of our executive officers with those of our stockholders by rewarding them for strong Company performance. In support of these objectives, in 2018, we:

•

Weighted a significant portion of our executives’ compensation toward variable and performance-based compensation. Specifically, in 2018, approximately 79% of our CEO’s target direct compensation (consisting of base salary, annual cash incentives and long-term equity incentives) and, on average, 70% of our other named executive officers’ target direct compensation, was delivered in stock-based and cash-based incentive compensation through our short-term and long term incentive plans.

•	Engaged an independent compensation consultant to conduct a market review of our compensation package to ensure it was competitive with our peers.

•	Encouraged our executives to be long term stockholders through rigorous stock ownership guidelines and providing a significant portion of our NEOs compensation through equity awards.

Independent Registered Public Accounting Firm (page 55)

We ask that our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 21, 2019.

Our Annual Report and this Proxy Statement are available at www.proxyvote.com. To access our Annual Report and Proxy Statement, enter the control number referenced on your proxy card.

4	2019 Proxy Statement	WABASH NATIONAL CORPORATION

Information About the Annual Meeting, Proxy Materials and Voting

What is the Purpose of the Annual Meeting?

At the Annual Meeting, our management will report on our performance during 2018 and respond to questions from our stockholders. In addition, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, which include the following three proposals:

Proposal 1	To elect seven members of the Board of Directors.
Proposal 2	To hold an advisory vote on the compensation of our named executive officers.
Proposal 3	To ratify the appointment of Ernst & Young LLP as Wabash National Corporation’s independent registered public accounting firm for the year ending December 31, 2019.

Stockholders will also consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is currently not aware of any other business to come before the Annual Meeting.

Stockholders may act on the proposals by voting a proxy or voting in person at the Annual Meeting.

What is the purpose of the proxy materials?

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting and at any adjournments or postponements thereof. The proxy materials (including the Notice of Annual Meeting, this Proxy Statement, and our Annual Report on Form 10-K) include information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and are designed to assist you in voting on the matters presented at the Annual Meeting. We first mailed the proxy materials to stockholders on or about April 5, 2019.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By voting your proxy, you are giving the persons named on the proxy card the authority to vote your shares in the manner you indicate on your proxy card.

Who is Entitled to Vote?

Only stockholders of record at the close of business on March 22, 2019 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares of common stock of the Company (“Common Stock”) that they held on the Record Date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. As of the Record date, we had 55,422,504 shares outstanding and entitled to vote. Each share entitles its holder to cast one vote on each matter to be voted upon.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company (f/k/a Wells Fargo Shareowner Services), you are a “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other custodian or nominee, you are considered the beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your broker, bank or other custodian or nominee on how to vote your shares.

Who can Attend the Annual Meeting?

All stockholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), in order to attend the Annual Meeting, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

WABASH NATIONAL CORPORATION	2019 Proxy Statement	5

Information About the Annual Meeting, Proxy Materials and Voting

How do I Vote?

If you are a “stockholder of record,” you can vote on matters to come before the Annual Meeting in the following four ways:

•	Visit the website noted on your proxy card to vote via the internet;

•	Use the telephone number on your proxy card to vote by telephone;

•

Vote by mail by completing, dating and signing the proxy card mailed with your notice and returning it in the provided postage-paid envelope. If you do so, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions. If you provide no instructions, the proxies will vote your shares according to the recommendation of the Board of Directors or, if no recommendation is given, in their own discretion; or,

•	Attend the Annual Meeting and cast your vote in person.

If you hold your shares in “street name” through a broker, then you can vote by following the materials and instructions provided by your broker, or you can vote in person at the Annual Meeting if you obtain a legal proxy, executed in your favor, from the person in whose name your shares are registered (i.e., your bank or broker) and bring it to the Annual Meeting.

What if I vote and then change my mind?

If you are a “stockholder of record,” you may revoke your proxy at any time before it is exercised by:

•	Providing written notice of revocation to the Corporate Secretary, Wabash National Corporation, 1000 Sagamore Parkway South, Lafayette, Indiana 47905;

•	Voting again, on a later date, via the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted);

•	Submitting another duly executed proxy bearing a later date; or

•	Attending the Annual Meeting and casting your vote in person.

Only your last vote will be the vote that is counted.

If you hold your shares in “street name,” then you must contact the record holder of your shares to change your voting instructions.

What are the Board’s Recommendations?

The Board recommends that you vote FOR election of each of the director nominees, FOR the approval, on an advisory basis, of the compensation of our named executive officers, and FOR ratification of the appointment of our auditors.

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Information About the Annual Meeting, Proxy Materials and Voting

What Vote is Required for Each Proposal?

The following table summarizes the vote threshold required for approval of each proposal and the effect of abstentions, uninstructed shares held brokers, and unmarked, signed proxy cards. On all proposals, if you sign and return a proxy or voting instruction card, but do not mark how your shares are to be voted, they will be voted as the Board recommends.

PROPOSAL NUMBER	ITEM	VOTE REQUIRED FOR APPROVAL OF EACH ITEM	ABSTENTIONS	UNINSTRUCTED SHARES	UNMARKED PROXY CARDS
1	Election of Directors	Majority of votes cast	No effect	Not voted	Voted “for”
2	Advisory vote on executive compensation	Majority of shares present and entitled to vote	Same effect as “against”	Not voted	Voted “for”
3	Ratification of Appointment of Independent Auditor	Majority of shares present and entitled to vote	Same effect as “against”	Discretionary vote	Voted “for”

If you hold your shares in “street name” through a broker and you do not provide your broker with voting instructions, then, under New York Stock Exchange (“NYSE”) Rules, your broker may elect to exercise voting discretion with respect to “routine matters,” which includes the ratification of the appointment of our auditors (Proposal 3). However, on “non-routine” matters, which include the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2), your broker may not vote your shares unless you provide your broker with instructions. These so-called broker “non-votes” will be counted in determining whether there is a quorum.

What Constitutes a Quorum?

The presence at the Annual Meeting, in person or by valid proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

Who will Bear the Costs of this Proxy Solicitation?

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services. In addition, we have retained Laurel Hill Advisory Group, LLC to assist with proxy solicitation. For their services, we will pay a fee of $6,500 plus out-of-pocket expenses.

How will my shares be voted if other matters are presented at the Annual Meeting?

As of the date of this Proxy Statement, the Board of Directors does not intend to present at the Annual Meeting any matters other than those described in this Proxy Statement and does not know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

WABASH NATIONAL CORPORATION	2019 Proxy Statement	7

Proposal 1 – Election of Directors

Our Bylaws provide that our Board of Directors, or the Board, shall be comprised of not less than three, nor more than twelve, directors with the exact number to be fixed by resolution of the Board. The Board has fixed, as of the 2019 Annual Stockholders Meeting, the authorized number of directors at seven directors. At the Annual Meeting, stockholders will be asked to elect each of the seven director nominees listed below, each of whom shall serve for a term of one year or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Below is information regarding each of the director nominees. Information regarding the Board’s process for nominating directors and director qualifications can be found below under the “Corporate Governance” section of this Proxy Statement.

Information on Directors Standing for Election

The biographies of each of the nominees below contains information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director of the Company. The name, age (as of the Record Date), business experience, and public company directorships of each nominee for director, during at least the last five years, are set forth in the table below.

Dr. Martin C. Jischke Chairman Age: 77 Director since: Jan. 2002

Dr. Jischke served as President of Purdue University, West Lafayette, Indiana, from August 2000 until his retirement in July 2007. Dr. Jischke became Chairman of our Board of Directors at the 2007 Annual Meeting. Dr. Jischke also serves on the Board of Trustees of the Illinois Institute of Technology. Dr. Jischke previously served as a director of Duke Realty Corporation from 2004-2016 and served as a director of Vectren Corporation from 2007-2017, and Dr. Jischke has served in leadership positions, including as President, of four major research universities in the United States, in which he was charged with the strategic and financial leadership of each organization. He was also previously appointed as a Special Assistant to the United States Secretary of Transportation.

Qualifications: The financial and strategic leadership experience reflected in Dr. Jischke’s biography, the diversity of thought provided by his academic background, his prior service on the boards of other large public companies and his performance as Chairman of our Board, supported the Board’s conclusion that he should again be nominated as a director.

8	2019 Proxy Statement	WABASH NATIONAL CORPORATION

Proposal 1 – Election of Directors

John G. Boss Age: 59 Director since: Dec. 2017

Mr. Boss has been the President and Chief Executive Officer of Momentive Performance Materials Inc. (“MPM”), MPM Holdings Inc. and Momentive Specialty Chemicals Holdings LLC, which produce silicones, silicone derivatives and functional silanes and manufacture and develop products derived from quartz and specialty ceramics, since December 2014, after serving in an interim capacity since October 2014. Mr. Boss has also served as a director of MPM Holdings Inc. since October 2014. Mr. Boss has also served as a director of MPM Holdings Inc. since October 2014. Mr. Boss served as the President of the Silicones & Quartz Division at MPM since joining in March 2014 to December 2014 and served as its Executive Vice President since March 2014. In April 2014, shortly after Mr. Boss joined the company, MPM filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy Code. Mr. Boss’ career spans more than 30 years in the specialty chemicals and materials industry, including various leadership positions with Honeywell International, a producer of a variety of commercial and consumer products, engineering services and aerospace systems, from 2003 through 2014, including Vice President and General Manager of Specialty Products, Vice President and General Manager of Specialty Chemicals, President of Honeywell Safety Products at Honeywell International and Vice President and General Manager of Honeywell Specialty Chemicals at Honeywell Specialty Materials, LLC. Prior to joining Honeywell, Mr. Boss held positions of increasing responsibility at Great Lakes Chemical Corporation and Ashland Corporation (formerly International Specialty Products). Mr. Boss has a Master of Business Administration degree in Marketing from Rutgers Graduate School of Management in 1996 and a Bachelor’s Degree in Mechanical Engineering from West Virginia University in 1981.

Qualifications: As reflected in his biography, Mr. Boss’ service in various leadership positions at other public companies, particularly, his current service as a sitting chief executive officer at another public company and concomitant understanding of the day-to-day complexities and challenges of running such an organization, support our Board’s conclusion that he should be nominated as a director.

WABASH NATIONAL CORPORATION	2019 Proxy Statement	9

Proposal 1 – Election of Directors

John E. Kunz Age: 54 Director since: March 2011

Mr. Kunz has been the Senior Vice President and Chief Financial Officer for U.S. Concrete, Inc., a concrete and aggregate products producer serving the construction and building materials industries, since October 2017. Prior to his current position, Mr. Kunz served as Vice President and Controller of Tenneco Inc., a global manufacturer of automotive emission control and ride control systems. In this role, which he held from March 2015 to September 2017, Mr. Kunz served as the company’s principal accounting officer with responsibility for the company’s corporate accounting and financial reporting globally. Prior to that, Mr. Kunz served as Tenneco’s Vice President, Treasurer and Tax, a position he held since July 2006, preceded by his position as Tenneco’s Vice President and Treasurer, which he held from February 2004 until July 2006. Prior to his employment with Tenneco, Mr. Kunz was the Vice President and Treasurer of Great Lakes Chemical Corporation, a position he held from August 2001 until February 2004, after holding several finance positions of increasing responsibility at Great Lakes, beginning in 1999. Mr. Kunz holds a Master of Management in finance from the Kellogg School of Management at Northwestern University, along with an undergraduate degree in accounting from the University of Notre Dame.

Qualifications: As reflected in his biography, Mr. Kunz’s financial expertise, his experience managing the financial aspects of cyclical manufacturers in the transportation, chemical and steel sectors, as well as his expertise in managing financing and equity transactions, and his participation on our Board all supported the Board’s conclusion that he should again be nominated as a director.

10	2019 Proxy Statement	WABASH NATIONAL CORPORATION

Proposal 1 – Election of Directors

Larry J. Magee Age: 64 Director since: Jan. 2005

Mr. Magee has served as President of Magee Ventures Group, a consulting firm, since May 2018. Prior to his current position, he served as Interim CEO of Magnolia Group, LLC in Waco, Texas from April 2017 until May 2018. Mr. Magee was President and CEO of Heartland Automotive Services, Inc., the largest operator of quick lube retail service centers, operating over 540 Jiffy Lube locations in North America. He held this position from April 2015 until his retirement in October 2016. Prior to assuming the role of President and CEO of Heartland Automotive, Mr. Magee was the President, Consumer Tire U.S. & Canada, for Bridgestone Americas Tire Operations, LLC, a tire and rubber manufacturing company, a position he held from January 2011 until his retirement from Bridgestone in September 2013. He also served as Chairman of BFS Retail & Commercial Operations, LLC and Bridgestone of Canada, Inc. From December 2001 until January 2011, he served as Chairman, Chief Executive Officer and President of BFS Retail & Commercial Operations, LLC. Prior to December 2001, Mr. Magee served as President of Bridgestone/Firestone Retail Division, beginning in 1998. Mr. Magee has over 38 years combined experience in sales, marketing, and operational management, and held positions of increasing responsibility within the Bridgestone/Firestone family of companies during his 38-year tenure with Bridgestone/Firestone.

Qualifications: The retail leadership expertise reflected in Mr. Magee’s biography, including his performance as the chief executive officer and as a board member for divisions of another company, as well as his participation on our Board, supported the Board’s conclusion that he should again be nominated as a director.

WABASH NATIONAL CORPORATION	2019 Proxy Statement	11

Proposal 1 – Election of Directors

Ann D. Murtlow Age: 58 Director since: Feb. 2013

Mrs. Murtlow is the President and Chief Executive Officer of United Way of Central Indiana, an organization that promotes education, financial stability, health and basic needs for Central Indiana, a position she has held since April 1, 2013. Prior to assuming this role, Mrs. Murtlow had a 30 year career in the global energy industry. Mrs. Murtlow began her career as a design engineer with Bechtel Power Corporation, one of the world’s leading designers and constructors of power infrastructure. Mrs. Murtlow then joined AES Corporation (AES), where she developed a specialty in environmental permitting and became a leader in domestic and international power plant development. She subsequently moved to AES Corporation’s office in London where she became an officer of AES responsible for AES’s development and operations in northern and central Europe. In 2002, Mrs. Murtlow was named President and Chief Executive Officer at IPALCO Enterprises, Inc., and its subsidiary, Indianapolis Power & Light Company. Immediately prior to joining United Way of Central Indiana, Mrs. Murtlow provided global energy consulting services through AM Consulting LLC. Mrs. Murtlow also currently serves as a Director of First Internet Bancorp, and its subsidiary First Internet Bank, and Evergy, Inc., and its subsidiaries, Kansas City Power & Light Company, KCP&L Greater Missouri Operations and Westar Energy, Inc. Mrs. Murtlow holds a Bachelor of Science degree in Chemical Engineering from Lehigh University and is a National Association of Corporate Directors Board Leadership Fellow.

Qualifications: The financial and strategic leadership experience reflected in Mrs. Murtlow’s biography, her service on the boards of other public companies, and her participation on our Board supported the Board’s decision that she should again be nominated as a director.

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Proposal 1 – Election of Directors

Scott K. Sorensen Age: 57 Director since: March 2005

Mr. Sorensen is the President and Chief Operating Officer of Ivanti Software and a member of its Board of Directors, positions he has held since 2018. Ivanti is a leading enterprise software provider of unified IT solutions for the security, endpoint management and service management requirements of customers. Prior to his current position, Mr. Sorensen served as the President and Chief Executive Officer and was a member of the Board of Directors of Sorenson Holdings which is a leading provider of assistive communications products and services from 2016 – 2018. Mr. Sorensen also held the position of Chief Operating Officer from 2012 – 2016 and served as the Chief Financial Officer from 2007 – 2016. Previously, Mr. Sorensen served as the Chief Financial Officer of Headwaters Inc. from 2005 – 2007 which was a diversified energy and construction materials provider. Prior to joining Headwaters, Mr. Sorensen was the Vice President and Chief Financial Officer of Hillenbrand Industries, a manufacturer and provider of products and services for the health care and funeral services industries, from 2001 – 2005. Mr. Sorensen also served in various financial leadership roles at Westinghouse Electric and worked in the operations and aerospace practices with McKinsey & Company.

Qualifications: Mr. Sorensen’s financial expertise and experience in corporate finance, combined with his experience in manufacturing and technology, as reflected in his biography, and his participation on our Board, supported the Board’s conclusion that he should again be nominated as a director.

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Proposal 1 – Election of Directors

Brent L. Yeagy Age: 48 Director since: October 2016

Mr. Yeagy serves as President and Chief Executive Officer of Wabash National Corporation, a position he has held since June 2018. Prior to his current role, Mr. Yeagy was President and Chief Operating Officer of Wabash National from October 2016 to June 2018. Mr. Yeagy joined Wabash National in 2003 and held a number of positions with increasing responsibility, including Vice President of Manufacturing, Vice President and General Manager of Commercial Trailer Products, and Senior Vice President – Group President, Commercial Trailer Products. Prior to Wabash National, from 1999 to 2003, Mr. Yeagy held various positions within human resources, environmental engineering and safety management for Delco Remy International. Mr. Yeagy served in various plant engineering roles at Rexnord Corporation from December 1995 through 1999. He also served in the United States Navy from 1991 to 1994.

Mr. Yeagy holds a Bachelor of Science in Environmental Engineering Science and a Master of Science in Safety Engineering from Purdue University, and an MBA in Business Management from Anderson University. He has also attended executive programs at the University of Michigan’s Ross School of Business as well as Stanford’s Graduate School of Business. Mr. Yeagy is a graduate of the U.S. Navy’s Naval Nuclear Power Program and participated in the Navy’s Officer Candidate Program.

Qualifications: Mr. Yeagy’s more than 25 years of experience in executive leadership, beginning with his career in the United States Navy, and his strong background in managing many facets of operations in a manufacturing company, as reflected in his biography, and his role as our President and Chief Executive Officer, supported the Board’s conclusion that he should again be nominated as a director.

Board Recommendation

The Board of Directors UNANIMOUSLY recommends a vote “FOR” the election of each of the director nominees listed above.

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Corporate Governance

Governance Guidelines & Code of Business Conduct & Ethics

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) which set forth a framework within which the Board oversees and directs the affairs of Wabash National. The Guidelines cover, among other things, the composition and functions of the Board, director independence, director stock ownership, management succession and review, Board committees, the selection of new directors, and director responsibilities and duties.

Our Board has also adopted a Code of Business Conduct and Ethics (which applies to all of our directors, officers, and employees) and an additional Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers (together, the “Codes”). The Codes cover, among other things, compliance with laws, rules and regulations (including insider trading), conflicts of interest, corporate opportunities, confidentiality, protection and use of company assets, and the reporting process for any illegal or unethical conduct. Any amendment to or waiver from a provision of the Codes for a director or executive officer will be promptly disclosed and posted on our website as required by law or the listing standards of the NYSE.

The Guidelines and the Codes are available on the Investor Relations/Corporate Governance page of our website at www.wabashnational.com and are available in print without charge by writing to: Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905.

Board Structure and its Role in Risk Oversight

Director Independence

In February 2019, our Board of Directors undertook its annual review of director independence to determine the independence of our directors in accordance with NYSE listing standards. As a result of this review, the Board of Directors affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of Wabash National and its management within the meaning of the rules of NYSE, with the exception of Brent L. Yeagy, our President and Chief Executive Officer.

Independent Chairman

The Board does not have a formal policy on whether the roles of Board Chairman and Chief Executive Officer should be separate or combined. Rather, the Guidelines provide that the independent members of the Board may select the Chairman of the Board and the Company’s Chief Executive Officer in the manner they consider in the best interests of the Company.

Currently, the Board believes that it is in the best interests of the Company for the Chairman and Chief Executive Officer positions to be held by separate persons, given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board, among his other responsibilities, presides at the executive sessions of our independent and non-management directors and facilitates communication between our independent directors and management. However, the Board reserves the right to combine the positions of the Chief Executive Officer and Chairman, should it determine that such a change is appropriate for our Company.

Director Refreshment

Our Guidelines require that, once any Board member reaches the age of 72, the Nominating and Corporate Governance Committee must annually consider the member’s continuation on the Board, and recommend to the Board whether, in light of all the circumstances, the Board should request that such member continue to serve on, or retire from, the Board. Pursuant to the Guidelines, in 2019, the Nominating and Corporate Governance Committee considered the continued membership of Dr. Jischke and determined, in light of his leadership of, and overall contributions to, the Board, he should continue as a member of the Board for at least another year.

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Corporate Governance

Director Attendance

During 2018, our Board held four meetings. In 2018, all of the directors attended 75% or more of the total meetings of the Board and of the committees on which they serve. Our Board strongly encourages all of our directors to attend our Annual Meeting, and in 2018, all of our directors attended the Annual Meeting.

Board’s Role in Risk Oversight

Board of Directors

The Board believes that strong and effective internal controls and risk management processes are essential elements in achieving long-term stockholder value. The Board, directly and through its committees, is responsible for overseeing material risks potentially affecting the Company, while management is responsible for implementing processes and controls to mitigate the effects of identified risks on the Company and managing day-to-day risks. Management also provides the Board with regular reports regarding oversight of financial and systemic risks within the Company.

The risk oversight by each of the Board committees is detailed below. Each committee reports to the Board of Directors quarterly regarding the committee’s risk management considerations and actions.

Audit

Committee

•  Reviews audit and financial controls

•  Investigates any matters pertaining to the integrity of management, including conflicts of interest, compliance with our financial controls, and adherence to company policies

•  Regularly meets with our General Counsel and members of management to discuss and assess potential enterprise risks, including potential cyber security risks

•  Regularly meets with our external auditors to discuss and assess potential risks

•  Reviews our risk management practices and risk-related policies (including the Company’s Code of Business Conduct and Ethics)

•  Evaluates potential related person transactions

Nominating and Corporate Governance Committee • Reviews our Guidelines and recommends revisions as necessary • Evaluates director independence • Oversees annual evaluation of the Board

Compensation

Committee

•  Monitors our executive compensation packages and our incentive compensation plans, which seek to encourage appropriate, and not excessive, risk-taking by our executives and other employees

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Corporate Governance

Committees of the Board

The Board has three standing committees: (1) the Nominating and Corporate Governance Committee, (2) the Compensation Committee, and (3) the Audit Committee. Each committee maintains a charter, which can be accessed electronically from the Investor Relations/Corporate Governance page of our website at www.wabashnational.com or by writing to us at Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905.

The following table indicates each standing committee or committees on which our directors served in 2018, other than Mr. Yeagy and Mr. Giromini, who did not serve on any committees in 2018:

NAME	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	COMPENSATION COMMITTEE	AUDIT COMMITTEE
Dr. Martin C. Jischke		Member	Member
John G. Boss	Member	Member
John E. Kunz		Member	Chair
Larry J. Magee	Member	Member
Ann D. Murtlow	Chair	Member
Scott K. Sorensen		Chair	Member

Effective following the 2019 Annual Meeting, if all the nominees for election at the Annual Meeting are elected, the directors will continue to serve on the committees reflected in the chart above.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met five times during 2018. The Nominating and Corporate Governance Committee’s responsibilities include:

•

Assisting the Board by leading board member recruitment efforts, including identifying individuals or reviewing stockholder-nominated individuals qualified to become directors, recommending to the Board the director nominees for the next annual meeting of stockholders, and performing initial interviews of potential board member candidates;

•	Developing and recommending to the Board a set of corporate governance principles applicable to the Company;

•	Leading the Board in its annual review of the Board’s performance; and

•	Recommending to the Board director nominees for each Board committee.

As part of the Nominating and Corporate Governance Committee’s annual review of the Board’s performance, and its process for recommending director nominees for the next annual meeting of stockholders (which is described in more detail below under “Nomination of Director Candidates,”) it regularly considers each member’s attendance and overall contributions to the Board, the diversity of the Board’s composition (including diversity of expertise, geography, age, gender, race, and ethnicity), and the willingness of a member to represent and serve the long-term interests of our stockholders.

Compensation Committee

The Compensation Committee met five times during 2018. The Compensation Committee’s responsibilities include:

•	Considering, recommending, and approving our incentive compensation plans and our equity-based plans for our executive officers;

•	Annually reviewing and recommending to the Board the forms and amounts of director compensation; and

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Corporate Governance

•

Annually reviewing and approving the corporate goals and objectives relevant to the CEO’s and other executive officers’ compensation, evaluating their performance in light of those goals and objectives, and setting compensation levels based on the evaluations.

In 2018, as in past years, the Compensation Committee engaged an independent compensation consultant, Meridian Compensation Partners LLC (“Meridian”). The Compensation Committee requested that Meridian provide competitive market assessments regarding executive officer compensation, which were used by the Compensation Committee in determining the appropriate executive officer compensation levels for 2018 that are in line with the Company’s compensation plans, philosophies and goals. Meridian also provides market assessments regarding non-employee director compensation.

Additional information regarding the Compensation Committee’s process for determining executive officer compensation can be found below in the Compensation Discussion and Analysis section of this Proxy Statement under the heading “Compensation Methodology and Process.”

Audit Committee

The Board has established a separately-designated standing Audit Committee in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met nine times during 2018. In addition to the Board’s determination that each member of the Audit Committee is “independent” within the meaning of the rules of the NYSE, the Board also determined that Messrs. Sorensen and Kunz are “audit committee financial experts” as defined by the rules of the SEC, and that they, along with Dr. Jischke, have accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

The Audit Committee’s responsibilities include:

•	Reviewing the independence of the independent auditors and making decisions regarding engaging and discharging independent auditors;

•	Reviewing with the independent auditors the plans and results of auditing engagements;

•	Reviewing and approving non-audit services provided by our independent auditors and the range of audit and non-audit fees;

•	Reviewing the scope and results of our internal audit procedures and the adequacy of the system of internal controls;

•	Overseeing special investigations;

•	Reviewing our financial statements and reports filed with the SEC;

•	Overseeing our efforts to ensure that our business and operations are conducted in compliance with legal and regulatory standards applicable to us, as well as ethical business practices;

•	Overseeing the Company’s internal reporting system regarding compliance with federal, state and local laws;

•	Establishing and implementing procedures for confidential communications for “whistleblowers” and others who have concerns with our accounting, internal accounting controls and audit matters; and

•	Reviewing our significant accounting policies.

Related Persons Transactions Policy

Our Board has adopted a written Related Persons Transactions Policy that sets forth our policy and procedures for review, approval and monitoring of transactions between the Company and “related persons.” Related persons include directors, nominees for director, executive officers, stockholders owning 5% or greater of our outstanding

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Corporate Governance

stock, and any immediate family members of the aforementioned. The Related Persons Transactions Policy is administered by a committee designated by the Board, which is currently the Audit Committee.

Pursuant to the policy, transactions involving amounts exceeding $120,000, in which a related person has a direct or indirect material interest, must be approved, ratified, rejected or referred to the Board by the Audit Committee. The policy provides that as a general rule all related person transactions should be on terms reasonably comparable to those that could be obtained by the Company in arm’s length dealings with an unrelated third party. However, the policy takes into account that in certain cases it may be impractical or unnecessary to make such a comparison. In such cases, the transaction may be approved in accordance with the provisions of the Delaware General Corporation Law. When evaluating potential related person transactions, the Audit Committee considers all reasonably available facts and circumstances and approves only the related person transactions determined in good faith to be in compliance with, or not inconsistent with, our Code of Business Conduct and Ethics, and the best interests of our stockholders.

The Related Persons Transaction Policy provides that management, or the affected director or officer will bring any potentially relevant transaction to the attention of the Audit Committee. Additionally, each year, our directors and executive officers complete questionnaires designed to elicit information about potential related person transactions, and the directors and officers must promptly advise the Corporate Secretary if there are any changes to the information previously provided. If a director is involved in the transaction, he or she will be recused from all discussions and decisions with regard to the transaction, to the extent practicable. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable. All related person transactions will be disclosed to the full Board, and will be included in the Company’s proxy statement and other appropriate filings as required by the rules and regulations of the SEC and the NYSE. During 2018, there were no required disclosures arising from such relationships.

Nomination of Director Candidates

Qualifications of Director Candidates

To be considered by the Nominating and Corporate Governance Committee, a director nominee must meet the following minimum criteria:

•	Has the highest personal and professional integrity;

•	Has a record of exceptional ability and judgment;

•	Possesses expertise, skills, experience and knowledge useful to our oversight;

•	Is able and willing to devote the required amount of time to our affairs, including attendance at Board and committee meetings; and

•	Has the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of the Company and its stockholders.

In reviewing these, and other relevant, criteria, the Board may consider the diversity of director candidates, including diversity of expertise, geography, gender, race, and ethnicity. We seek independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The goal in reviewing these characteristics for individual director candidates is that they, when taken together with those of other Board members, will lead to a Board that is effective, collegial, and responsive to the needs of the Company and its stockholders.

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Corporate Governance

Director Nomination Process

The Nominating and Corporate Governance Committee recommends to the Board nominees that best suit the Board’s needs. Nominees are selected by the committee with the assistance of, if desired by the committee, a retained search firm, after reviewing the candidates’ credentials, clearing potential conflicts, performing reference checks, and conducting interviews with the candidates to determine if they meet the qualifications described above.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for director nominees sent to the Nominating and Corporate Governance Committee, Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905. Stockholder recommendations for director nominees should include:

•	The name and address of the stockholder recommending the person to be nominated;

•	A representation that the stockholder is a holder of record of our stock, including the number of shares held and the period of holding;

•	A description of all arrangements or understandings between the stockholder and the recommended nominee;

•	Such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act;

•	The consent of the recommended nominee to serve as a director if so elected; and

•	All other required information set forth in our Bylaws.

Stockholders’ nominees that comply with the procedures for submitting a stockholder nomination will receive the same consideration as other candidates identified by or to the Nominating and Corporate Governance Committee. The procedures for submitting a stockholder nomination are set forth below under the heading “General Information – Stockholder Proposals and Nominations.” Upon receipt by the Corporate Secretary of a stockholder notice of a director nomination, the Corporate Secretary will notify the stockholder that the notice has been received and will be presented to the Nominating and Corporate Governance Committee for review.

Director Compensation

The Compensation Committee makes recommendations to the full Board regarding non-employee director compensation. Based on the Compensation Committee’s recommendation, the Board resolved to maintain its compensation for 2018 at the level in effect as of January 1, 2017.

The annual retainers for non-employee directors’ service on the Board and Board Committees during 2018 were as follows:

ANNUAL RETAINERS (1)	AMOUNT
Board	$175,000	(2)
Member:
Audit Committee	$10,000
Compensation Committee	$8,000
Nominating and Corporate Governance Committee	$8,000
Chairman of the Board	$25,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$12,000
Nominating and Corporate Governance Committee Chair	$10,000

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Corporate Governance

(1)

All annual cash retainers are paid in quarterly installments. Annual grants of restricted stock units, referenced in footnote 2 below, are paid in full following the election of directors at the annual meeting.

(2)

Consists of a $75,000 cash retainer and an award of restricted stock units of Company stock having an aggregate market value at the time of grant of $100,000. Restricted stock units vest in full on the first anniversary of the grant date.

Meridian reviewed our director compensation with the Compensation Committee during 2018 and 2019. As a result of such review, at the February 2019 Board meeting and based upon the recommendation of our Compensation Committee, the annual retainers for non-employee directors’ service on the Board were revised to the following levels:

ANNUAL RETAINERS (1)	AMOUNT
Board	$190,000	(2)
Member:
Audit Committee	$10,000
Compensation Committee	$8,000
Nominating and Corporate Governance Committee	$8,000
Chairman of the Board	$25,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$12,000
Nominating and Corporate Governance Committee Chair	$10,000

(1)

All annual cash retainers are paid in quarterly installments. Annual grants of restricted stock units, referenced in footnote 2 below, are paid in full following the election of directors at the annual meeting.

(2)

Consists of a $80,000 cash retainer and an award of restricted stock units of Company stock having an aggregate market value at the time of grant of $110,000. Restricted stock units vest in full on the first anniversary of the grant date.

The following table summarizes the compensation paid to our directors during 2018, other than Mr. Giromini and Mr. Yeagy, whose compensation is discussed below under Executive Compensation.

Director Compensation for Year-End December 31, 2018
NAME	(1) FEES EARNED OR PAID IN CASH ($)	(2) STOCK AWARDS ($)	(3) ALL OTHER COMPENSATION ($)	TOTAL ($)
Martin C. Jischke	$118,000	$100,004	$—	$218,004
John G. Boss	$91,000	$100,004	$2,730	$193,734
John E. Kunz	$97,629	$100,004	$3,975	$205,587
Larry J. Magee	$91,742	$100,004	$3,670	$199,415
Ann D. Murtlow	$92,258	$100,004	$—	$192,262
Scott K. Sorensen	$97,371	$100,004	$3,905	$205,259

(1)

Consists of cash fees earned in 2018 for annual retainers. This column includes any amounts a director elects to defer pursuant to the Non-Qualified Deferred Compensation Plan. The terms of this plan are discussed below.

(2)	Consists of a grant of 4,883 restricted stock units on May 16, 2018, which vest on May 16, 2019. As of December 31, 2018, each of the non-employee directors held 4,883 unvested restricted stock units.

(3)

Consists of the Company’s match pursuant to our Non-Qualified Deferred Compensation Plan. The Company fully matches the first 3% of earnings deferred by a participant under the Non-Qualified Deferred Compensation Plan. In addition, the Company will contribute 1⁄2% for each additional percent of deferred earnings contributed by the participant, up to a maximum of 5% of the participant’s deferred earnings (thus resulting in a maximum of a 4% Company match on a participant’s deferral of 5% of his/her earnings).

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Corporate Governance

Non-employee Director Stock Ownership Guidelines

The Board believes that it is important for each director to have a financial stake in the Company because it aligns the director’s interests with those of the Company’s stockholders. To meet this objective, the Board has established stock ownership guidelines, which require each non-employee director to hold 65% of all Company shares received through Company incentive compensation plans (the “Director Holding Requirement”) until the non-employee director achieves a target ownership level equal to five (5) times the cash portion of the non-employee director’s Annual Board Retainer. Once a non-employee director has achieved his/her stated target ownership level, s/he is no longer required to adhere to the Director Holding Requirement, unless and until his/her ownership level falls below the target.

For purposes of calculating target ownership levels, the following types of Company shares are counted: stock owned by the non-employee director; vested and unvested restricted stock and restricted stock units; performance stock units deemed earned, but not yet vested; and stock owned through Company retirement plans.

Non-employee directors are required to comply with the guidelines immediately upon their appointment as a director. As of December 31, 2018, all non-employee directors were in compliance with the guidelines.

Other

The Company reimburses all directors for travel and other reasonable, necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ liability insurance policies. In addition, the Company allocates to each director a biennial allowance of $10,000 to reimburse costs associated with attending continuing education courses related to Board of Directors service.

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Compensation Discussion and Analysis

Compensation Highlights

Our compensation program is designed to motivate our executives and other salaried employees to execute our business strategies and strive for higher company performance, while maintaining our core values of safety, customer satisfaction, product quality, best-in-class service, continuous improvement, product innovation, and ethical, trustworthy business practices. Although Wabash National’s compensation program applies to most salaried employees, the following compensation discussion and analysis (CD&A) focuses on our compensation program and policies’ applicability to our Named Executive Officers, whom we refer to as NEOs. Our NEOs for 2018 are as follows:

Brent L. Yeagy President and Chief Executive Officer

Richard J. Giromini Former Chief Executive Officer	Jeffery L. Taylor Senior Vice President and Chief Financial Officer

Dustin T. Smith Senior Vice President and Group President – Commercial Trailer Products (“Group President – CTP”)	Michael N. Pettit Senior Vice President and Group President – Final Mile Products (“Group President – FMP”)

Kevin J. Page Senior Vice President and Group President – Diversified Products (“Group President – DPG”)	William D. Pitchford Former Senior Vice President, Human Resources

In 2018, we made certain significant changes to our executive leadership team and organizational structure, including: promoting Mr. Yeagy to Chief Executive Officer in connection with Mr. Giromini’s planned transition out of such role effective June 1, 2018; appointing Melanie D. Margolin to the role of General Counsel and Corporate Secretary; and promoting Kristin Glazner to the role of Chief Human Resources Officer. Additional information about Mr. Giromini’s transition agreement can be found below under the heading “Transition Agreement with Mr. Giromini” and additional information regarding Mr. Pitchford’s separation from the Company can be found below under the heading “William D. Pitchford Separation”.

2019 Compensation Program Changes

Beginning in 2019, we adopted changes to our short-term incentive plan, or STI Plan, and our long-term incentive plan, or LTI Plan, that we believe will strengthen the connection between pay and performance and further align the incentives of our NEOs with our strategic objectives and the interests of our stockholders.

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Compensation Discussion and Analysis

For the 2019 STI Plan, performance will be measured based on operating income (70% weighting) and free cash flow (30% weighting), rather than the 2018 measures of operating income (80% weighting) and return on invested capital (20% weighting), to more closely align the incentives provided by our STI Plan with our strategic objectives and our balanced focus on cash management.

In our 2019 LTI Plan, we are introducing a new performance metric, net working capital as a percentage of revenue, for our Performance Share Units awards to replace the cumulative free cash flow performance metric used in 2018. The other two performance metrics — relative total shareholder return and cumulative operating EBITDA — will remain the same as in recent years. We are adding net working capital as a percentage of revenue as a performance metric in 2019 to strengthen the incentives provided by our LTI Plan for balance sheet discipline and our cash management objectives.

Compensation Best Practices

Highlighted below are certain executive compensation governance practices (that we employ and avoid) that support the needs of our business, drive performance and align with our stockholders’ long-term interests. These practices include:

PRACTICES WE EMPLOY

✔	Pay for Performance

✔	Reasonable Executive Severance/Change in Control Policy

✔	Annual Peer Review

✔	Compensation Designed to Mitigate Undue Risk and Discourage Excessive Risk-Taking

✔	Annual NEO Performance and Pay Review

✔	Rigorous Stock Ownership Requirements

✔	Engage Independent Compensation Consulting Firm

PRACTICES WE AVOID

×	Pledging, Hedging, and Short Sales of Our Stock

×	Repricing Underwater Stock Options or Stock Appreciation Rights Without Stockholder Approval

×	Employment Contracts

×	Executive Pension Plans

×	Substantial Perquisites

×	Having Non-Independent Directors on the Compensation Committee

×	Single Trigger Change in Control Benefits

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Compensation Discussion and Analysis

Summary of Compensation Elements

A summary of each component of Wabash National’s compensation program is summarized in the table below. A more detailed discussion of each element can be found below under the heading “Compensation Program Elements.”

COMPONENT	DESCRIPTION	WHERE REPORTED IN THE EXECUTIVE COMPENSATION TABLES
Base Salary	• Fixed cash compensation. • Takes into consideration executive’s level of responsibility, experience, knowledge, and performance, internal equity considerations, and a competitive market assessment.	• Summary Compensation Table – “Salary” column
Short-Term Incentive Award

•  Variable short-term incentive paid in cash based on annual performance against company-wide financial goals.

•  Purpose is to promote the achievement of short-term financial goals aligned with stockholder interests.

• Summary Compensation Table – “Non-Equity Incentive Plan Compensation” column • Grants of Plan-Based Awards Table – “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column
Long-Term Incentive Award

•  Variable compensation delivered through a combination of Performance Stock Units and Restricted Stock Units.

•  Objectives are to create alignment with stockholder interests and promote achievement of longer-term financial and strategic objectives, reward executives for long-term growth and performance of the Company and encourage executive retention.

•  Summary Compensation Table – “Stock Awards” column

•  Grants of Plan-Based Awards Table – “Estimated Possible Payouts Under Equity Incentive Plan Awards” column

•  Outstanding Equity Awards at Fiscal Year-End table

•  Option Exercises and Stock Vested Table

Perquisites	• We provide limited perquisites to help us remain competitive with the market.	• Summary Compensation Table – “All Other Compensation” column
Retirement and Deferred Compensation Benefits

•  The NEOs participate in our 401(k) plan, which includes a company match, on the same terms as all other salaried employees.

•  A select group of employees, including the NEOs, can elect to defer their base salary and/or STI Awards under our non-qualified deferred compensation plan. We partially match employee contributions when the performance of the Company allows.

• Summary Compensation Table – “All Other Compensation” column • Non-Qualified Deferred Compensation Table
Potential Payments Upon Change in Control and Certain Terminations of Employment	• Encourages executives to operate in the best interests of stockholders both before and after a Change in Control event. • Provides market benefits in the event of certain terminations of employment.	• Potential Payments on Termination or Change in Control Payment and Benefits Estimate Table

Our 2018 Say-on-Pay Vote

The Compensation Committee carefully considered the results of the Company’s “Say-on-Pay Vote” taken by stockholders at its 2018 Annual Meeting, and the Committee plans to continue to carefully consider the results of this vote each year. At the 2018 Annual Meeting, approximately 95% of the stockholder votes cast on the proposal

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Compensation Discussion and Analysis

were cast in favor of the resolution stating that the stockholders “approve the compensation of Wabash National’s executive officers.” The Compensation Committee believes that the level of support indicated by this vote reflects favorably on the Company’s executive compensation program, which emphasizes “pay for performance,” even in the highly cyclical industry in which Wabash National operates.

Compensation Objectives and Philosophy

The primary objectives and philosophy of our compensation programs are to (i) drive executive behaviors that maximize long-term stockholder value creation, (ii) attract and retain talented executive officers with the skills necessary to successfully manage and grow our business, and (iii) align the interests of our executive officers with those of our stockholders by rewarding them for strong Company performance. In support of these objectives, we:

•

Target NEO total compensation package competitive with peers – We regularly compare our NEOs’ total compensation levels, as well as the elements of our NEO pay, with companies of a similar industry, size and complexity;

•

Deliver a meaningful proportion of NEO compensation in share-based incentives – In 2018, 43% to 67% of NEO total direct compensation was targeted to be delivered in the form of restricted stock units and performance stock units, with a goal of driving sustainable stockholder value;

•

Encourage NEOs to be long-term stockholders – In addition to delivering a significant portion of each of our NEO’s compensation in share-based compensation, we also require that each of our NEOs hold shares of our stock equal to a multiple of his or her base salary; and

•

Weight a significant portion of NEO compensation toward variable and performance-based pay elements – In 2018, 64% to 83% of NEO total direct compensation was targeted to be delivered in variable Short-Term (annual) or Long-Term incentive compensation. As shown below, approximately 79% of Mr. Yeagy’s target total direct compensation in 2018 was performance-based.

26	2019 Proxy Statement	WABASH NATIONAL CORPORATION

Compensation Discussion and Analysis

Compensation Methodology and Process

The Compensation Committee, consisting of only independent members of the Board, is responsible for reviewing, approving and implementing the Wabash National compensation program for executive officers, including setting the corporate goals for our incentive compensation plans, approving our NEO’s salaries, and setting our executive compensation policies. The Committee annually reviews previously approved compensation plans and levels to ensure continued alignment with our business strategy, the Company’s performance, and the interest of our employees and stockholders, as well as market practices for all elements of executive compensation, and approves necessary adjustments to remain competitive.

To assist it in setting executive compensation for 2018, the Compensation Committee engaged Meridian, an independent compensation consultant, to help ensure that our compensation packages remain competitive with the market. (Additional details about Meridian’s role is discussed below under the heading “The Role of the Independent Compensation Consultant.”) In addition to reviewing the market data provided by Meridian, the Compensation Committee also considered the following factors when making compensation decisions for each of our NEOs in 2018:

•

The CEO’s evaluation of each of the other NEOs’ performance, as well as his recommendations for changes to the NEOs’ base salaries (if any) and STI and LTI award levels. Note that the Compensation Committee has the discretion to accept, reject or modify any of the CEO’s recommendations, and the NEOs are not present during these discussions;

•	Our Directors’ annual evaluation of the CEO’s performance, as obtained by the Nomination and Governance Committee, and delivered by the Compensation Committee;

•	The expected cost of the incentive plans to the Company and the present and future availability of shares under our equity plans; and

•	The results of our annual non-binding “say-on-pay” proposal, as discussed above under the heading “Our 2018 Say-On-Pay Vote.”

The Role of Independent Compensation Consultant

As noted above, for 2018, the Compensation Committee retained Meridian to provide compensation market data and generally review and advise the Committee regarding our compensation programs, policies and disclosures.

Specifically, Meridian’s engagement encompasses advisory services such as annual review of executive compensation philosophy, a competitive assessment of executive compensation levels and “pay-for-performance” linkage, executive cash and equity incentive program design, competitive assessment of non-employee director compensation, and other ad hoc support. Meridian works at the direction of, and reports directly to, the Compensation Committee. Meridian does not provide any other services to Wabash National.

The Compensation Committee has evaluated Meridian as a compensation consultant, taking into consideration all relevant factors required under NYSE listing standards, and has determined, based on its analysis in light of all relevant factors, that the work of Meridian has not created any conflicts of interest, and that Meridian is independent pursuant to the independence standards set forth in the NYSE listing standards promulgated pursuant to Section 10C of the Exchange Act.

Peer Group Analysis and Compensation Market Data

As referenced above, Meridian provides the Compensation Committee with market compensation data to help the Compensation Committee assess the competitiveness of total compensation for each NEO. However, the

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Compensation Discussion and Analysis

Committee does not use this data to specifically “benchmark” or target a certain percentage or level of compensation for the NEOs compared to our peer groups. Rather, the Committee considers competitive peer group data as one significant factor in setting pay levels and amounts, and retains the flexibility to also consider subjective factors, such as each executive’s fulfillment of duties, teamwork, level of responsibility, knowledge, time in position, experience and internal equity among the executives with similar experience and job responsibilities in addition to market data.

Meridian provides the Compensation Committee with market data from the following two sources: (i) published proxies of companies specifically selected as proxy peer companies (the “Proxy Peer Group”), and (ii) the proprietary Equilar database (the “Equilar Peer Group”). In setting 2018 compensation, the Committee utilized data from the Proxy Peer Group as the primary data source to assess the competitive positioning for the CEO and CFO’s target compensation. Given the limited positional data available from proxies, the Committee utilized data from the Equilar Peer Group as the primary data source to assess competitive positioning for the other NEOs. Data from the Equilar Peer Group was considered a secondary data source for the CEO and CFO positions.

With the help of Meridian, the Committee reviews annually both peer groups to confirm that they continue to be appropriate comparator groups for NEO compensation and makes adjustments as it deems appropriate. The companies in the Proxy Peer Group and the Equilar Peer Group are similar to Wabash National in revenue, complexity, and market capitalization, as shown in the table below:

	REVENUE*	MARKET CAPITALIZATION**
Proxy Peer Group
Range	$662 million to $4.2 billion	$250 million – $10.214 billion
Median	$1.825 billion	$2.045 billion
Equilar Peer Group
Range	$571 million to $3.99 billion	$624 million – $10.214 billion
Median	$1.955 billion	$3.882 billion
Wabash National Corporation	$2.3 billion	$1.328 billion

*

Revenues for the Proxy Peer Group and the Equilar Peer Group reflect those from the four quarters directly preceding the Committee’s December 2017 meeting, in which it reviewed and set 2018 executive compensation. The revenue shown for Wabash relates to our 2018 fiscal year.

**	As of October 31, 2017.

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Compensation Discussion and Analysis

The companies that make up the Proxy Peer Group and Equilar Peer Group for 2018 are reported in the following tables.

2018 PROXY PEER GROUP
A.O. Smith	Donaldson Company	Meritor, Inc.
Actuant Corporation	EnPro Industries, Inc.	Modine Manufacturing Company
Allison Transmission Holdings, Inc.	Federal Signal Corporation	Nordson Corp.
Barnes Group	Greenbrier Companies, Inc.	Tower International, Inc.
Briggs & Stratton Corporation	Harsco Corporation	Wabtec Corporation
Chart Industries, Inc.	IDEX Corporation	Woodward, Inc.
Commercial Vehicle Group, Inc.	ITT, Inc.

2018 EQUILAR PEER GROUP
A.O. Smith	Franklin Electric Co., Inc.	Snap-On Incorporated
Actuant Corporation	Graco, Inc.	SPX Flow, Inc.
Chart Industries Inc.	Harsco Corporation	Standex International Corporation
Coherent Inc.	Hillenbrand, Inc.	The Timken Company
Colfax Corporation	IDEX Corporation	The Toro Company
Donaldson Company	ITT, Inc.	Tower International, Inc.
ESCO Technologies, Inc.	Meritor, Inc.	TriMas Corporation
Flowserve Corporation	Nordson Corp.	WABCO Holdings, Inc.

Compensation Program Elements

The following information describes, in detail, each element of our executive compensation program for 2018, including a discussion of performance metrics and compensation levels. It is intended that this information be read in conjunction with the information provided in the tables that follow this CD&A.

Base Salary

Base salaries are intended to provide a stable source of compensation for each of our NEOs. In determining salary levels for each of our NEOs, the Committee takes into consideration a competitive market assessment provided to it by Meridian, the NEO’s individual performance, level of responsibility, experience and knowledge, as well as each NEO’s current salary as compared to the other NEOs and officers of the Company. The following table shows the changes to the NEOs’ base salaries during 2018 compared to their base salaries in effect at the end of 2017:

NAME	2017 ANNUAL BASE SALARY	ANNUAL BASE SALARY EFFECTIVE JANUARY 1, 2018	ANNUAL BASE SALARY RATE EFFECTIVE JUNE 2, 2018
Mr. Yeagy	$500,000	$540,000	$800,000
Mr. Giromini	$880,000	$900,000	$600,000
Mr. Taylor	$425,000	$440,000	No Change
Mr. Smith	$340,000	$355,000	No Change
Mr. Pettit	$220,000	$275,000	No Change
Mr. Page	$260,000	$275,000	No Change
Mr. Pitchford	$310,000	$325,000	No Change

Effective January 1, 2018, the Compensation Committee increased Mr. Pettit’s base salary by 25% in connection with his promotion to Senior Vice President and Group President, Final Mile Products to ensure his salary was

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Compensation Discussion and Analysis

competitive within the Proxy Peer Group for such position. The Committee also approved modest increases for each of the other NEOs, in each case in order to better align the NEO’s base salary with the Proxy Peer Group data. Then, effective June 2, 2018, the Compensation Committee increased Mr. Yeagy’s base salary from $540,000 to $800,000 to reflect his promotion to Chief Executive Officer and after considering the Proxy Peer Group data for similarly situated CEOs. At the same time, Mr. Giromini’s base salary decreased to $600,000 based on the terms of his transition agreement when he stepped down from the role of CEO.

Short-Term Incentive Plan

Our short-term incentive plan, or STI Plan, is designed to reward participants (which include each of the NEOs as well as other key executives and employees) with a cash bonus for meeting or exceeding financial and other performance goals during a calendar year. At the beginning of each year, we establish a target STI rate for each participant, which is equal to the percentage of the participant’s base salary that he or she will receive as a cash bonus if the STI goals are achieved at target. However, the actual bonus received may be higher or lower, depending on our financial performance against pre-established performance metrics, which are described in more detail below. We also have the ability, in our discretion, to decrease (or completely eliminate) a participant’s STI bonus if he or she fails to meet his or her personal performance criteria reviewed during the Company’s employee performance review process.

STI Target Rates

After review and consideration of peer group data and discussion with Meridian, the Committee approves target STI rates for each of our NEOs, expressed as a percentage of base salary. The 2018 target STI rates for each NEO were as follows:

2018 TARGET STI RATE
Mr. Yeagy	80/100%*
Mr. Giromini	100%
Mr. Taylor	70%
Mr. Smith	70%
Mr. Pettit	60%
Mr. Page	60%
Mr. Pitchford	60%

*	January 1, 2019 through June 1, 2019 at 80%; June 2, 2019 to December 31, 2019 at 100%.

For 2018, Mr. Smith received a target STI increase from 65% to 70% to bring his target bonus more in line with the median of our peer group, and Mr. Pettit received an increase in target STI from 40% to 60% in connection with his promotion to Senior Vice President and Group President, Final Mile Products. Mr. Yeagy received a target STI rate increase on June 2, 2018 from 80% to 100% in connection with his promotion to Chief Executive Officer. Except for these changes, the 2018 target STI rates for our NEOs remained unchanged from 2017.

Performance Metrics and Results for the 2018 STI Plan

Beginning in 2018, all performance goals for the STI Plan were based on enterprise-wide financial performance, rather than on the performance of individual business units, which ensures that incentives are aligned across the organization and all of our executive officers. Specifically, for 2018, the STI payouts were based on corporate Operating Income and Return on Invested Capital. The Committee deemed Operating Income and Return on Invested Capital appropriate for the short-term focus and business goals of the Company, as both metrics provide clear and easily measurable goals for Plan participants.

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Compensation Discussion and Analysis

Both the Operating Income and the Return on Invested Capital performance metrics under the STI Plan may be achieved at a threshold, target or maximum level. The threshold, target and maximum goals were based on various outcomes considered by the Compensation Committee, with the target amounts reflecting the Company’s operating budget approved by the Board.

Because annual targets for performance goals are set at levels based on our expected financial performance for the year, the Committee believes that paying at 200% of a performance metric’s target for superior performance (set at 115% or greater of the applicable metric under the Board-approved operating budget) provides appropriate incentive to achieve outcomes clearly exceeding target expectations. However, by capping the potential payout at 200% for such superior performance, the Committee believes this reduces the risk that executives might be motivated to pursue excessively high short-term goals to maximize short-term payouts, at the expense of the long-term performance of the Company.

The Committee further believes that threshold amounts, which are set at 85% or greater of the applicable metric under the Board-approved operating budget, represent sufficient performance to warrant incentive compensation, and that a potential payout equal to 50% of target is appropriate for such an achievement level. If the threshold level of performance for a particular goal is not achieved, the payout for that goal is zero. Actual STI payouts are interpolated for performance between threshold and target or target and maximum.

The chart below details the goals necessary for the NEOs to achieve STI payout in 2018:

(REPORTED IN MILLIONS, EXCEPT FOR PERCENTAGES)	THRESHOLD	TARGET	MAXIMUM	ACTUAL
Return on Invested Capital (“ROIC”) 20% of STI Award	12.8%	15.1%	17.4%	11.6%
Corporate Operating Income (“OI”) 80% of STI Award	$158.0 million	$185.0 million	$213.0 million	$136.9 million

Because our performance during 2018 was below threshold for all of the measures described above, none of the NEOs received an STI payout for 2018 and there were no payouts under the plan to any STI eligible employee.

Long-Term Incentive Plan

Our long-term incentive plan, or LTI Plan, is designed to reward our executives, including NEOs, for increasing stockholder value. It is also intended to be used as an attraction and retention tool in recruiting and promoting executive talent.

Consistent with past practice, the Compensation Committee made annual LTI grants to the NEOs in February 2018 after the release of 2017 year-end financial results in connection with a regularly scheduled meeting of the Compensation Committee. For 2018, the Compensation Committee granted a mix of Performance Share Units (PSUs) and Restricted Stock Units (RSUs) to each of the NEOs. The PSUs and RSUs accounted for approximately 60% and 40%, respectively, of the target LTIP award value for each NEO. The Committee believes this mix is appropriate to emphasize its goals of encouraging stock ownership in Wabash National, retaining NEOs in the long-term, focusing NEOs on long-term growth in stockholder value and setting compensation that is in line with market practice.

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Compensation Discussion and Analysis

Determining LTI Award Values

In February 2018, the Compensation Committee established the target LTI grant value for each NEOs as a percentage (which we refer to as the LTI rate) of the mid-point of the NEO’s salary grade.

The Compensation Committee established the LTI rate for each NEO based on the following factors: level of responsibility, individual performance, peer group data, and the number of shares available under the 2017 Omnibus Incentive Plan. Based on these factors, the Compensation Committee increased the LTI rate for Mr. Yeagy from 160% to 200%, for Mr. Giromini from 300% to 325%, for Mr. Taylor from 145% to 170%, and for Messrs. Pettit, Page and Pitchford to 110% from 80%, 100%, and 100%, respectively, to align their LTI awards closer to the market based on the peer group data. The LTI rate, salary grade midpoint, and target grant value that the Compensation Committee established for each of the NEOs in February 2018 was as follows:

	2018 LTI RATE	2018 SALARY GRADE MID-POINT	2018 LTI TARGET GRANT VALUE
Mr. Yeagy	200%	$551,100	$1,102,200
Mr. Giromini	325%	$893,000	$2,902,250
Mr. Taylor	170%	$478,700	$813,790
Mr. Smith	125%	$428,500	$535,625
Mr. Pettit	110%	$350,900	$385,990
Mr. Page	110%	$350,900	$385,990
Mr. Pitchford	110%	$350,900	$385,990

In addition to the above described annual grants, the Compensation Committee granted Messrs. Yeagy and Pettit an additional equity award in connection with their promotion to CEO and Senior Vice President, respectively, which are described more fully below in the section titled “Promotion Grants in 2018.”

Summary of Terms of PSUs and RSUs

The general terms for the PSUs and RSUs awarded to the NEOs in 2018 are listed below:

	PSUs	RSUs
Performance Metrics	• Relative Total Shareholder Return • Cumulative Operating EBITDA • Cumulative Free Cash Flow	None
Performance Period	Three years (2018-2020)	None
Vesting Period	Earned awards, if any, vest in full on third anniversary of the grant date	Award vests in full on third anniversary of the grant date
Restrictions/Expiration	Earned only upon achievement of at least threshold performance level, and paid out in Wabash National Common Stock upon vesting	Restricted until vesting date, at which time they are settled in Wabash National Common Stock

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Compensation Discussion and Analysis

Performance Share Unit Performance Metrics

The Committee established three independent performance metrics for the PSUs awarded in 2018:

METRIC	% OF PSUs BASED ON SUCH METRIC
Relative Total Shareholder Return (“RTSR”)	50%
Cumulative Operating EBITDA	30%
Cumulative Free Cash Flow	20%

Each of these metrics are independent of the other in calculating whether LTI Plan participants will earn the PSUs attributable to such metric. The Committee chose these metrics to emphasize the Company’s continued focus on growth and the creation of stockholder value in the long term.

Relative Total Shareholder Return

RTSR measures our total shareholder return against the total shareholder return of our peers. For the 2018 grants, RTSR will be measured relative to a group of similarly cyclical companies over a three-year period, as the Committee believes this is the fairest way to track and reward Company performance with regard to stockholder return in a highly-cyclical industry. RTSR performance will be measured in relation to the following “Cyclical Peer Group”:

Actuant Corporation (ATU)	Meritor, Inc. (MTOR)
PACCAR, Inc. (PCAR)	Commercial Vehicle Group, Inc. (CVGI)
Modine Manufacturing Company (MOD)	Spartan Motors, Inc. (SPAR)
Crane Co. (CR)	Navistar International Corporation (NAV)
Tower International, Inc. (TOWR)	Federal Signal Corporation (FSS)
Oshkosh Corporation (OSK)	Trinity Industries, Inc. (TRN)

The Cyclical Peer Group companies were approved by the Committee following a review of Meridian’s analysis showing stock price correlation among these companies as compared to that of Wabash National. In the event any Cyclical Peer Group company ceases to be an independent, publicly traded company, or spins off one of its businesses during the performance period, the Committee may substitute an alternate cyclical company, in the order listed as follows: WABCO Holdings, Inc. (WBC), Timken Company (TKR) and Manitowoc Company (MTW).

The Company must achieve an RTSR ranking level within the Cyclical Peer Group of nine or above by the end of the three-year performance period for the NEOs to earn at least 50% of the PSUs tied to the RTSR metric. The chart below details the potential RTSR award rates for various ranking levels that trigger payment of PSUs tied to the RTSR metric under the 2018 LTI Plan:

Wabash National RTSR Ranking	1st	2nd	3rd	4th	5th	6th	7th	8th	9th	10th-13th
% of RTSR PSUs that will vest	200%	190%	180%	160%	140%	120%	100%	75%	50%	0%

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Compensation Discussion and Analysis

Cumulative Operating EBITDA and Cumulative Free Cash Flow

The definitions of Cumulative Operating EBITDA and Cumulative Free Cash Flow are as follows:

•

Operating EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of goodwill or other intangibles and other non-operating income and expense. Cumulative Operating EBITDA Performance is calculated by totaling the Company’s Operating EBITDA results from each of the three performance period fiscal years.

•

Cumulative Free Cash Flow represents the cash the company is able to generate after spending the money required to maintain or expand its asset base. It is calculated as follows: Cumulative Operating EBITDA less cash interest, cash taxes and capital expenditures plus/minus the change in working capital (excluding income tax accruals).

Cumulative Operating EBITDA and Cumulative Free Cash Flow will be adjusted to exclude: any cumulative effects of changes in GAAP during the performance period; cumulative effect of changes in applicable tax laws resulting in a discrete item of tax expense or benefit to the Company during the performance period; the transaction costs (including legal, due diligence and investment banking expenses) of any merger, acquisition or divestiture consummated during the performance period that has a total purchase or sale price of more than $20 million; any asset write-down or goodwill impairment expense during the performance period that exceeds $3 million; expenses associated with judgements or the settlement of any claims during the performance period that exceed $3 million; and the effects of items that are either of an unusual nature or infrequently occurring, as described in Financial Accounting Standards Board Accounting Standards Update No. 2015-01.

The chart below shows the level of Cumulative EBITDA Performance and Cumulative Free Cash Flow, as a percent of target, necessary for the NEOs to earn the PSUs tied to each of these metrics:

ACTUAL PERFORMANCE AS % OF TARGET	% OF PSUs EARNED
115%	200% (Maximum)
100%	100% (Target)
75%	50% (Threshold)
< 75%	0

The percent of PSUs earned for actual Cumulative EBITDA performance or actual Cumulative Free Cash Flow performance that is between the performance levels set forth above will be interpolated.

Payout of PSUs for 2016 to 2018 Performance Cycle

The PSUs granted on February 17, 2016 were subject to a three-year performance period established by the Compensation Committee in the Company’s 2016 LTI Plan, which ended on December 31, 2018. Under the Company’s 2016 LTI Plan, the Committee established two performance metrics — RTSR and Cumulative EBITDA Performance — for measurement over the three-year period. These metrics were independent of the other in calculating whether LTI Plan participants would earn the PSUs tied to such metric, with each metric weighted at 50% of the total LTI Award. As of December 31, 2018:

•	The Company ranked 11 within the Cyclical Peer Group with regard to the RTSR metric (resulting in NEOs and other plan participants earning 0% of the portion of the award tied to that metric), and

•

The Company achieved Cumulative EBITDA over the performance period of $629 million, which was slightly below the target performance level ($640 million), resulting in NEOs earning 97% of the portion of the award tied to that metric.

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Compensation Discussion and Analysis

As a result, each NEO (except Mr. Pitchford since he left the company in November 2018) earned 44% of the targeted number of PSUs granted to them in February 2016. Each earned PSU vested on February 17, 2019, which was three years from the original date of grant. Upon vesting, each NEO received one share of the Company’s Common Stock for each fully vested PSU.

Promotion Grants in 2018

In addition to the annual grants of RSUs and PSUs described above, the Compensation Committee also granted Mr. Yeagy and Mr. Pettit equity awards upon their promotions.

Specifically, on June 2, 2018, the Compensation Committee granted Mr. Yeagy an equity award with a targeted grant date value of $780,000. The purpose of this award was to provide Mr. Yeagy with a Target LTI value of $2.4 million for the period of time that he served as CEO during 2018 so that his Target LTI value for such period more closely aligned with CEO Target LTI values in the Proxy Peer Group. Sixty percent of this additional grant was made in the form of PSUs, and 40% in the form of RSUs. Each of these awards had generally the same terms (including the same performance goals and vesting schedules) as the annual awards granted to each of the NEOs in February.

The Compensation Committee also granted Mr. Pettit a promotional award in the form of 7,500 RSUs in connection with his promotion to Senior Vice President and Group President, Final Mile Products on January 1, 2018. The RSUs will vest 100% on the third anniversary of the date of grant.

Perquisites

We offer our NEOs various perquisites that the Committee believes, based on its annual compensation review, are reasonable to remain competitive. These perquisites constitute a small percentage of total compensation, and include executive physicals, credit monitoring, health club discounts, matching contributions to health savings accounts, and life/disability insurance. For more information on these perquisites and to whom they are provided, see footnote 3 to the Summary Compensation Table. In addition to the items reported in the Summary Compensation Table, NEOs, as well as other Company employees, are provided access to seats at a local sporting venue for personal use when not occupied for business purposes, in each case at no incremental cost to the Company.

Retirement and Deferred Compensation Benefits

Retirement Benefit Plan

The Company has adopted a Retirement Benefit Plan that is applicable to our NEOs. The purpose of the plan is to clearly define benefits that are to be provided to qualified employees who retire from the workforce after service to the Company. Additional information regarding this Plan, including definitions of key terms and a quantification of retirement benefits, is set forth below in the section entitled Potential Payments on Termination or Change in Control .

Tax-qualified Defined Contribution Plan

We maintain a tax-qualified defined contribution plan in the form of a traditional 401(k) plan with a Roth 401(k) option, either of which is available to a majority of the Company’s employees, including the NEOs. When the Company’s financial performance allows, the Company matches dollar-for-dollar the first 3% of compensation an employee places into these plans, and matches one-half of the next 2% contributed by the employee to the plan, up to federal limits. Any annual Company matches are reported under the “All Other Compensation” column, and related footnote 3, of the Summary Compensation Table.

Deferred Compensation Benefits

We maintain a non-qualified deferred compensation plan that allows eligible highly-compensated employees, including the NEOs, to voluntarily elect to defer receipt of all or a part of their cash compensation (base salary and

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Compensation Discussion and Analysis

STI Plan payouts). The Company matches dollar-for-dollar the first 3% of compensation an employee places into the non-qualified deferred compensation plan, and matches one-half of the next 2% the employee contributes to the plan, up to a maximum of 5% of the participant’s deferred earnings. Any annual Company matches are reported under the “All Other Compensation” column, and related footnote 3, of the Summary Compensation Table.

Participants may elect to invest amounts deferred under this program into one or more investment funds available under the plan from time to time. We do not guarantee earnings on any investments or otherwise pay any above market earnings on participants’ accounts. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, as well as limited in-service distributions. The deferred compensation plan is unfunded and subject to forfeiture in the event of bankruptcy.

We make the non-qualified deferred compensation plan available to our highly-compensated employees as a means to attract, retain, and motivate employees by providing an additional method to save for retirement and a mechanism to defer taxation on a portion of compensation. Similar deferred benefits are commonly offered by companies with whom we compete for talent.

For additional information, see the Non-Qualified Deferred Compensation Table below.

Severance and Change in Control Benefits

Executive Severance Plan

We maintain the Wabash National Corporation Executive Severance Plan (the “ESP”), which provides severance protections to certain executives who are designated by the Compensation Committee as eligible to participate in the ESP, including all of the NEOs (except Mr. Giromini after June 1, 2018). The ESP is not intended to duplicate any benefits that may be provided under other Company compensation plans or arrangements, but rather to provide benefits to certain executives who agree to execute a release, non-compete, and non-solicitation agreement with the Company upon non-cause based terminations. For additional information regarding the ESP, including definitions of key terms and benefits, see the section entitled Potential Payments on Termination or Change in Control.

Change in Control Plan

We have adopted a Change in Control Plan applicable to NEOs (except Mr. Giromini after June 1, 2018), as well as other executives of the Company, as specifically designated by our Board of Directors. We determined that this plan was appropriate based on the prevalence of similar plans within the market, as well as the dynamic nature of the business environment in which we operate. We also believe the Change in Control Plan is an appropriate tool to motivate executive officers to exhibit the proper behavior when considering potential business opportunities because defining compensation and benefits payable under various merger and acquisition scenarios enable the NEOs to set aside personal financial and career objectives and focus on maximizing stockholder value. Furthermore, the Change in Control Plan encourages continuity of the leadership team through the completion of the change in control because the plan does not provide any benefits as the result of an NEO’s voluntary termination of employment.

Additional information regarding the Change in Control Plan, including definitions of key terms and a quantification of benefits that would be received assuming a triggering event on December 31, 2018, is set forth below in the Potential Payments on Termination or Change in Control – Payment and Benefit Estimates table.

Transition Agreement with Mr. Giromini

On December 14, 2017, Mr. Giromini executed a transition agreement which became effective and replaced his employment agreement on June 1, 2018 upon his transition out of the CEO role and into a non-officer employee position. The transition agreement provides that Mr. Giromini’s annual base salary from June 1, 2018 through

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Compensation Discussion and Analysis

June 1, 2019 (the “Transition Period”) shall be $600,000, and that he shall be eligible to continue to participate in the Company’s 2018 Short-Term Incentive Plan for the remainder of the bonus year, from June 2, 2018 through December 31, 2018, at the same target percentage and subject to the same performance goals established by the Compensation Committee at the beginning of the annual performance period. He will not be eligible to participate in the Company’s 2019 Short-Term Incentive Plan and he is not expected to receive further long term equity incentive awards. Mr. Giromini’s current health and welfare benefits and other executive perquisites will continue unchanged during the Transition Period. In addition, if Mr. Giromini is terminated without cause during the Transition Period, then he will be entitled to receive (1) the amount of base salary that he would have received if he had continued in employment through June 1, 2019, payable in a lump-sum, (2) continuation of all health plan benefits through June 1, 2019, and (3) his equity awards will be treated in accordance with the terms of the applicable equity plans and award agreements. In consideration of the benefits provided by the transition agreement, the transition agreement includes employment and post-employment restrictive covenants, releases and waiver of claims provisions.

Prior to June 1, 2018, we had in effect an employment agreement with Mr. Giromini, which was negotiated when he was hired in 2002, and renewed automatically each year unless the Company or Mr. Giromini notified the other if its intent to terminate the agreement. Mr. Giromini’s employment agreement provided for payments and other benefits if his employment terminated based upon certain qualifying events, such as termination “without cause” or leaving employment for “good reason.” In addition, under the employment agreement, Mr. Giromini was entitled to receive the greater of the benefits pursuant to our Change in Control Plan or his employment agreement, but not both. His employment agreement terminated effective June 1, 2018, and was replaced with the transition agreement described above.

In addition to the above mentioned benefits, we also maintain a life insurance policy on Mr. Giromini. We purchased and maintain this policy but provide Mr. Giromini with an interest in the death benefit. Mr. Giromini is responsible for taxes on the income imputed in connection with this agreement under Internal Revenue Service rules. Upon termination of employment, the life insurance policy will be assigned to Mr. Giromini or his beneficiary. This was a negotiated benefit entered into when Mr. Giromini began employment with the Company.

William D. Pitchford Separation

Mr. Pitchford’s employment with the Company terminated on November 7, 2018. This was treated as a termination without cause under the ESP, and therefore Mr. Pitchford was eligible to receive compensation and benefits under the plan. Pursuant to the terms of the ESP, Mr. Pitchford was provided severance payments equal to 150% of his base salary and target annual incentive award (totaling $780,000) to be paid during the 18-month period following his departure from the Company, a prorated portion of his annual cash incentive for 2018 (which equaled $0), and reimbursement for welfare benefits continuation (totaling approximately $16,340). Any outstanding equity awards were treated as provided in the applicable plans and award agreements. Under the terms of such agreements, he forfeited all outstanding RSU and PSU awards that were unvested as of his termination date and remained eligible to exercise his vested stock options for 90 days following his termination.

WABASH NATIONAL CORPORATION	2019 Proxy Statement	37

Compensation Discussion and Analysis

Executive Stock Ownership Guidelines and Insider Trading Policy

Our stock ownership guidelines encourage our executive officers to maintain a certain equity stake in the Company, which aligns their interests with those of other stockholders. Our current stock ownership guidelines provide that each executive is required to hold 65% of all Company shares received through the Company’s incentive compensation plans (the “Executive Holding Requirement”) until the executive achieves the target ownership levels set for his/her position. Once a Company executive has achieved his/her stated target ownership level, s/he is no longer required to adhere to the Executive Holding Requirement, unless and until his/her ownership level falls below the target. The target ownership levels are as follows:

CEO	Five (5) times base salary
CFO, COO	Three (3) times base salary
Business Unit Presidents	Two-and-one-half (2 1⁄2) times base salary
Other Executive Officers	Two-and-one-half (2 1⁄2) times base salary

For purposes of calculating target ownership levels, the following types of Company shares are counted: stock owned by the executive (including through retirement plans); vested and unvested restricted stock and restricted stock units; and performance stock units deemed earned, but not yet vested. Company executives are required to comply with the guidelines and the Executive Holding Requirement immediately upon hire or promotion and the Compensation Committee reviews compliance with the guidelines on a periodic basis. As of December 31, 2018, Mr. Taylor had achieved his target ownership level. All of our other then-serving NEOs had yet to achieve their target ownership levels, and thus continue to be subject to the Executive Holding Requirement.

Under our Insider Trading Policy, our executive officers, including our NEOs, are prohibited from engaging in:

•	selling short our Common Stock;

•	pledging of Company securities and/or holding Company securities in margin accounts; and

•	hedging and/or offsetting transactions regarding our Common Stock.

Compensation Risk Assessment

The Board of Directors has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company for the following reasons:

•	the performance metrics for determining short-term incentive awards are based on publicly reported metrics and, therefore, are not easily susceptible to manipulation;

•	the maximum payouts for short-term incentive awards are capped, thereby reducing the risk that executives might be motivated to pursue excessively high short-term goals to maximize short-term payouts;

•

the maximum number of long-term incentive awards that are performance-based are also capped, thereby reducing the risk that executives may be motivated to pursue excessively high performance targets (at the expense of long-term strategic growth) to maximize the number of performance-based awards received; and

•	the Company’s stock ownership guidelines incentivize our executives to focus on the Company’s long-term, sustainable growth.

38	2019 Proxy Statement	WABASH NATIONAL CORPORATION

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Wabash National Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (including through incorporation by reference to this Proxy Statement).

COMPENSATION COMMITTEE

Scott K. Sorensen

John G. Boss

Martin C. Jischke

John E. Kunz

Larry J. Magee

Ann D. Murtlow

WABASH NATIONAL CORPORATION	2019 Proxy Statement	39

Executive Compensation Tables

In this section, we provide tabular and narrative information regarding the compensation of our NEOs for the fiscal year ended December 31, 2018.

Summary Compensation Table for the Year Ended December 31, 2018

The following table summarizes the compensation of the NEOs for the year ended December 31, 2018 and for the years ended December 31, 2017 and 2016.

NAME AND PRINCIPLE POSITION	YEAR	SALARY	BONUS	STOCK AWARDS (1)		NON-EQUITY INCENTIVE PLAN COMPENSATION (2)	ALL OTHER COMPENSATION (3)	TOTAL
Brent L. Yeagy President, Chief Executive Officer, Director	2018	$690,666	$—	$2,107,578		$—	$32,943	$2,831,187
	2017	$500,000	$—	$1,001,270		$296,250	$42,665	$1,840,185
	2016	$415,000	$—	$597,962		$335,786	$39,230	$1,387,977
Richard J. Giromini Former Chief Executive Officer, Director	2018	$726,153	$—	$3,306,932		$—	$109,749	$4,142,834
	2017	$880,000	$—	$3,041,852		$695,200	$152,661	$4,769,713
	2016	$855,000	$—	$2,770,403		$974,700	$161,703	$4,761,806
Jeffery L. Taylor Senior Vice President, Chief Financial Officer	2018	$440,000	$—	$927,264		$—	$20,975	$1,388,239
	2017	$425,000	$—	$788,260		$235,025	$41,771	$1,490,056
	2016	$375,000	$—	$724,138		$277,875	$41,049	$1,418,061
Dustin T. Smith Senior Vice President, Group President, Commercial Trailer Products	2018	$355,000	$—	$610,338		$—	$19,780	$985,118
	2017	$298,469	$—	$562,607		$166,388	$33,679	$1,061,142
Michael N. Pettit Senior Vice President, Group President Final Mile Products	2018	$275,000	$—	$602,597		$—	$20,900	$898,497
Kevin J. Page Senior Vice President, Group President – Diversified Products	2018	$275,000	$—	$439,847		$—	$69,104	$783,951
William D. Pitchford Former Senior Vice President, Human Resources & Asst. Secretary	2018	$302,083	$—	$439,847	(4)	$—	$103,014	$844,944
	2017	$310,000	$—	$390,857		$146,940	$34,268	$882,065

(1)

Amounts represent the aggregate grant date fair value of grants of RSUs and PSUs made to each NEO during 2018 under the Company’s 2018 LTI Plan, as computed in accordance with FASB ASC Topic 718, which (1) excludes the effect of estimated forfeitures and (2) assumes that the PSUs are earned at Target. The amounts shown for the PSU awards at the “Target” performance levels are as follows: Mr. Yeagy – $1,354,687; Mr. Giromini – $2,146,040; Mr. Taylor – $601,753; Mr. Smith – $396,076; Mr. Pettit – $285,460; Mr. Page – $285,460 and Mr. Pitchford – $285,460. If the Company achieves “Maximum” performance levels for both PSU performance metrics, then the value of the PSUs would be as follows: Mr. Yeagy – $2,258,648; Mr. Giromini – $3,482,700; Mr. Taylor – $976,555; Mr. Smith – $642,762; Mr. Pettit – $463,259; Mr. Page – $463,259; and Mr. Pitchford – $463,259. Further information regarding the valuation of equity awards can be found in Note 9 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	No amounts were paid pursuant to our STI Plan related to 2018 performance.

40	2019 Proxy Statement	WABASH NATIONAL CORPORATION

Executive Compensation Tables

(3)	Amounts in this column consist of the following amounts:

NAME	COMPANY CONTRIBUTIONS TO DEFINED CONTRIBUTION PLANS (a)	EXECUTIVE PHYSICAL (b)	EXECUTIVE LIFE INSURANCE (c)	OTHER (d)		TOTAL ALL OTHER COMPENSATION
Brent L. Yeagy	$32,943	$—	$—	$		$32,943
Richard J. Giromini	$35,246	$1,199	$69,913		$3,391	$109,749
Jeffery L. Taylor	$20,975	$—	$—		$—	$20,975
Dustin T. Smith	$18,592	$1,188	$—		$—	$19,780
Michael N. Pettit	$19,256	$1,604	$—		$—	$20,900
Kevin J. Page	$19,596	$—	$—		$49,508	$69,104
William D. Pitchford	$16,347	$—	$—		$88,667	$103,014

(a)	Includes Company matches of amounts deferred by an NEO into the Company’s 401(k) and non-qualified deferred compensation plans.

(b)	Includes a tax gross up on the reimbursement of the executive physical for the following amounts: Mr. Giromini – $69; Mr. Smith – $69; and Mr. Pettit – $93.

(c)	Represents amounts that the company paid with respect to life insurance premiums under the Executive Life Insurance Plan.

(d)

For Mr. Giromini, includes a gift from the Board of Directors for his service and a tax gross up on such gift in the amount of $216. For Mr. Page, includes relocation benefits in the amount of $35,000 and a tax gross on such relocation benefits in the amount of $14,508. For Mr. Pitchford, includes the amount of severance payments made under our ESP, as described above in CD&A.

(4)	Mr. Pitchford forfeited all of his RSU and PSU awards granted during 2018 as a result of his termination of employment on November 7, 2018.

WABASH NATIONAL CORPORATION	2019 Proxy Statement	41

Executive Compensation Tables

Grants of Plan-Based Awards for the Year Ended December 31, 2018

The following table summarizes the awards we made under our STI Plan and LTI Plan to our NEOs in 2018.

		ESTIMATED POSSIBLE PAYOUTS UNDER NON- EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (3) (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS (4) ($)
NAME	GRANT DATE (1)	THRESHOLD ($) (50%)	TARGET ($) (100%)	MAXIMUM ($) (200%)	THRESHOLD (#) (50%)	TARGET (#) (100%)	MAXIMUM (#) (200%)
Brent L. Yeagy		$323,376	$646,751	$1,293,502
	2/21/2018				13,613	27,226	54,452		$815,010
	2/21/2018							18,151	$440,888
	6/2/2018				11,653	23,307	46,614		$539,677
	6/2/2018							15,538	$312,003
Richard J. Giromini		$363,076	$726,153	$1,452,305
	2/21/2018				35,845	71,690	143,380		$2,146,040
	2/21/2018							47,793	$1,160,892
Jeffery L. Taylor		$154,000	$308,000	$616,000
	2/21/2018				10,051	20,102	40,204		$601,753
	2/21/2018							13,401	$325,510
Dustin T. Smith		$124,250	$248,500	$497,000
	2/21/2018				6,615	13,231	26,462		$396,076
	2/21/2018							8,821	$214,262
Michael N. Pettit		$82,500	$165,000	$330,000
	1/1/2018							7,500	$162,750
	2/21/2018				4,768	9,536	19,072		$285,460
	2/21/2018							6,356	$154,387
Kevin J. Page		$82,500	$165,000	$330,000
	2/21/2018				4,768	9,536	19,072		$285,460
	2/21/2018							6,356	$154,387
William D. Pitchford (5)	2/21/2018	$97,500	$195,000	$390,000
	2/21/2018				4,768	9,536	19,072		$285,460
	2/21/2018							6,356	$154,387

(1)	These columns show the range of cash payouts under our 2018 STI Plan as described in the section titled “Short-Term Incentive Plan” in the CD&A.

(2)	Represents the potential payout range of PSUs granted in 2018 pursuant to the 2017 Omnibus Incentive Plan.

(3)	Represents the number of RSUs granted in 2018 pursuant to the 2017 Omnibus Incentive Plan.

(4)

The amounts shown in this column represent the grant date fair market value of the PSUs and RSUs, as determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amount reported for the PSUs represents the grant date fair value assuming the target performance goals were met.

(5)	All of Mr. Pitchford’s equity awards listed in this table were forfeited upon his termination of employment on November 7, 2018.

42	2019 Proxy Statement	WABASH NATIONAL CORPORATION

Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End December 31, 2018

The following table summarizes all equity awards that were granted in 2018 and prior years that remain outstanding as of December 31, 2018.

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT YET VESTED (#) (1)	MARKET VALUE OF SHARES OF STOCK THAT HAVE NOT VESTED ($) (2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#) (3)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT YET VESTED ($) (2)
Brent L. Yeagy	2/23/2012	19,810	—	$10.85	2/23/2022	—	—	—
	2/19/2014	8,170	—	$13.32	2/19/2024	—	—	—
	2/17/2015	11,380	—	$14.16	2/17/2025	—	—	—
	—	—	—	—	—	99,428	$1,300,518	37,747	$493,731
Richard J. Giromini	2/23/2011	96,051	—	$10.21	2/23/2021	—	—	—	—
	2/23/2012	118,230	—	$10.85	2/23/2022	—	—	—	—
	2/20/2013	72,690	—	$9.61	2/20/2023	—	—	—	—
	2/19/2014	40,370	—	$13.32	2/19/2024	—	—	—	—
	2/17/2015	46,800	—	$14.16	2/17/2025	—	—	—	—
	—	—	—	—	—	237,374	$3,104,852	73,760	$964,781
Jeffery L. Taylor	2/20/2013	4,620	—	$9.61	2/20/2023	—	—	—	—
	2/19/2014	8,170	—	$13.32	2/19/2024	—	—	—	—
	2/17/2015	11,380	—	$14.16	2/17/2025	—	—	—	—
	—	—	—	—	—	64,162	$839,239	19,876	$259,978
Dustin T. Smith	2/19/2014	767	—	$13.32	2/19/2024	—	—	—	—
	2/17/2015	1,500	—	$14.16	2/17/2025	—	—	—	—
	—	—	—	—	—	28,880	$377,750	11,486	$150,237
Michael N. Pettit	2/19/2014	510	—	$13.32	2/19/2024	—	—	—	—
	2/17/2015	1,500	—	$14.16	2/17/2025	—	—	—	—
	—	—	—	—	—	29,568	$386,749	7,738	$101,213
Kevin J. Page	—	—	—	—	—	15,896	$207,920	6,298	$82,378
William D. Pitchford	2/19/2014	2,287	—	$13.32	2/7/2019	—	—	—	—
	2/15/2015	6,710		$14.16	2/7/2019	—	—	—	—

WABASH NATIONAL CORPORATION	2019 Proxy Statement	43

Executive Compensation Tables

(1)

This column includes all outstanding RSUs plus the PSUs that were granted during 2016 for which the performance goals were met as of 12/31/18 but did not vest until February 17, 2019. The vesting dates of these awards are as follows:

NAME	VESTING DATE	NUMBER OF UNITS
Brent L. Yeagy	2/17/2019	31,099	*
	10/1/2019	18,000
	2/22/2020	16,640
	2/21/2021	18,151
	6/2/2021	15,538
Richard J. Giromini	2/17/2019	140,979	*
	2/22/2020	48,602
	2/21/2021	47,793
Jeffery L. Taylor	2/17/2019	37,661	*
	2/22/2020	13,100
	2/21/2021	13,401
Dustin T. Smith	2/17/2019	6,059	*
	2/22/2020	6,500
	10/1/2020	7,500
	2/21/2021	8,821
Michael N. Pettit	2/17/2019	11,752	*
	2/22/2020	3,960
	1/1/2021	7,500
	2/21/2021	6,356
Kevin J. Page	2/22/2020	2,040
	10/1/2020	7,500
	2/21/2021	6,356

* Combines the RSUs and PSUs that were granted on 2/17/16.

(2)	Market value is equal to the closing price of our common stock on December 31, 2018 as reported on the NYSE ($13.08 per share), times the number of unvested shares.

44	2019 Proxy Statement	WABASH NATIONAL CORPORATION

Executive Compensation Tables

(3)

The number of PSUs shown in this column reflects the threshold performance level for the 2017 awards, and the threshold performance level for the 2018 awards in accordance with SEC regulations requiring that the number of PSUs shown be based on achieving threshold performance goals or, if the previous fiscal year’s performance has exceeded the threshold, the next higher performance measure (target or maximum) that exceeds the previous fiscal year’s performance. The vesting dates for these awards are as follows:

NAME	VESTING DATE	NUMBER OF UNITS
Brent L. Yeagy	2/22/2020	12,480
	2/21/2021	13,613
	6/2/2021	11,654
Richard J. Giromini	2/22/2020	37,915
	2/21/2021	35,845
Jeffery L. Taylor	2/22/2020	9,825
	2/21/2021	10,051
Dustin T. Smith	2/22/2020	4,870
	2/21/2021	6,616
Michael N. Pettit	2/22/2020	2,970
	2/21/2021	4,768
Kevin J. Page	2/22/2020	1,530
	2/21/2021	4,768

Option Exercises and Stock Vested During 2018

The following table sets forth information concerning the exercise of options and the vesting of stock awards during 2018 by each of the NEOs:

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($) (1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)		VALUE REALIZED ON VESTING ($) (2)
Brent L. Yeagy	—	—	45,548		$1,089,053
Richard J. Giromini	58,300	$956,231	188,523	(3)	$4,486,274
Jeffery L. Taylor	—	—	45,548		$1,089,053
Dustin T. Smith	—	—	8,981		$214,736
Michael N. Pettit	—	—	8,981		$214,736
Kevin J. Page	—	—	—		—
William D. Pitchford	—	—	26,753		$639,664

(1)	Calculated as the number of shares received on exercise multiplied by the difference between the market price of our stock at the time of exercise and the exercise price of the options.

(2)	Calculated as the number of shares vested multiplied by the market price of stock on the date of vesting.

(3)

Includes 1,948 RSUs that were cancelled to satisfy FICA withholding taxes due with respect to the RSUs that were granted on February 22, 2017 (which vest on February 22, 2020) as a result Mr. Giromini becoming eligible for retirement vesting under the terms of such awards.

WABASH NATIONAL CORPORATION	2019 Proxy Statement	45

Executive Compensation Tables

Non-Qualified Deferred Compensation

The table below sets forth, for each NEO, information regarding participation in our non-qualified deferred compensation plan.

NAME	EXECUTIVE CONTRIBUTION (IN LAST FY) (1)	REGISTRANT CONTRIBUTION (IN LAST FY) (2)	AGGREGATE EARNINGS (IN LAST FY) (3)	AGGREGATE WITHDRAWALS/DISTRIBUTIONS	AGGREGATE BALANCE (AT LAST FYE) (4)
Brent L. Yeagy	$34,835	$27,868	$7,008	$44,426	$1,009,422
Richard J. Giromini	$36,308	$29,046	$400,072	—	$2,968,776
Jeffery L. Taylor	$44,604	$17,842	$161,112	$93,907	$430,270
Dustin T. Smith	$28,495	$14,248	$122,235	$49,291	$524,449
Michael N. Pettit	$16,572	$11,048	$35,443	$45,611	$185,214
Kevin J. Page	$13,750	$11,000	$6,381	—	$46,753
William D. Pitchford	$70,153	$11,224	$(42,466)	—	$1,319,971

(1)

Amounts reflected in this column represent a portion of each NEO’s salary deferred in 2018. It also reflects the portion of the STI award earned in 2018, but not paid until 2019, that each NEO elected to defer. 100% of these amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table.

(2)	Represents company matching contributions. 100% of these amounts are also included in the Summary Compensation Table under the “All Other Compensation” column.

(3)

Amounts reflected in this column include changes in plan values during the last fiscal year, as well as any dividends and interest earned by the plan participant with regard to the investment funds chosen by such participant during the fiscal year. No portion of this amount was reported in the Summary Compensation Table for 2018.

(4)

The following represents the extent to which the amounts that are reported in this aggregate balance column were previously reported as compensation to our NEOs in our Summary Compensation Table in years prior to 2018:

NAME	PRIOR YEARS ($)
Brent L. Yeagy	$348,399
Richard J. Giromini	$783,217
Jeffery L. Taylor	$145,940
Dustin T. Smith	$71,754
Michael N. Pettit	—
Kevin J. Page	—
William D. Pitchford	$149,524

Potential Payments on Termination or Change in Control

The section below describes the payments that may be made to NEOs in connection with a change in control or pursuant to certain termination events in 2018.

46	2019 Proxy Statement	WABASH NATIONAL CORPORATION

Executive Compensation Tables

Retirement Benefit Plan

The Company maintains a Retirement Benefit Plan that is applicable to all employees, including our NEOs. The Plan provides that Retirees (as defined below) will receive the following benefits upon his or her retirement:

•	ability to exercise vested stock options through the 10th anniversary of the grant date;

•

ability to earn a pro-rata portion of any outstanding PSUs based on the portion of the performance period that the Retiree was employed, to be paid at the end of the performance period based on actual performance;

•	full vesting of all RSUs granted more than twelve (12) months prior to the Retiree’s retirement date;

•	payment of all eligible and unused vacation pay;

•	prorated STI award payout for the year of retirement;

•	all outstanding awards at the time of the employee’s retirement will continue to vest, as scheduled, through the end of the calendar year of retirement; and

•	service awards for retirees celebrating a 5, 10, 15, 20 or greater service anniversary in their year of retirement.

A “Retiree” is defined as: (a) an employee attaining at least 65 years of age, with no service requirement, as of his/her date of retirement, or (b) an employee attaining at least 55 years of age, who has completed his/her 10th year of service with the Company as of his/her date of retirement.

Prior to 2016, Retirees received different benefits depending on whether a Retiree was considered a “Regular Retiree” (defined as an executive attaining at least 65 years of age or older entering the tenth year of Company service) or an “Early Retiree” (defined as an executive attaining at least 55 years of age and entering the fifth year of Company service). As a result, certain awards that were granted prior to 2016 may receive different treatment than that described above, depending on the Retiree’s age and years of service when he or she retired.

In addition to the above retirement benefits, the Retirement Benefit Plan provides that, beginning in 2016, all outstanding and prospective equity awards shall vest in full (and without proration) in the event of the death or disability.

Executive Severance Plan

As noted previously in the CD&A, the Company maintains an Executive Severance Plan (“ESP”) that provides additional benefits to certain designated executives, including our NEOs (other that Mr. Giromini), in the event we terminate their employment without cause. For purposes of the Plan, “cause” is defined as: (i) a participant’s willful and continued failure to perform his or her principal duties; (ii) conviction of, or a plea of guilty or nolo contendere to, any misdemeanor involving moral turpitude or dishonesty or any felony; (iii) illegal conduct or gross misconduct which results in material and demonstrable damage to the business or reputation of the Company or an affiliate; (iv) gross negligence resulting in material economic harm to the Company or an affiliate; (v) material violation of the Company’s applicable Code of Business Conduct and Ethics or similar policy; or (vi) a participant’s breach of the restrictive covenants set out in the Plan (as described below). A “termination without cause” does not include terminations due to disability or death.

If we terminate an NEO without cause, the NEO would be entitled to receive the following severance benefits under the ESP:

•

Cash severance payments equal to a multiple of the sum of the participant’s (a) annual base salary and (b) target STI award for the year of termination, payable in installments over the applicable severance period. The applicable multiple for the CEO is two times the above sum. The applicable multiple for the other NEOs is one and a half times the above sum;

•	A pro-rated STI award payout for the year of termination, based upon actual Company performance through the end of the performance period;

WABASH NATIONAL CORPORATION	2019 Proxy Statement	47

Executive Compensation Tables

•

Payment of any annual cash incentive bonus (STI Award) that was otherwise earned for the fiscal year that ended prior to the termination of the participant’s employment, to the extent not previously paid;

•

Subject to the participant’s election of COBRA coverage, payment or reimbursement of the Company’s portion of medical, dental and vision care premiums for a period equal to (a) 24 months for the CEO, or (b) 18 months for the other NEOs; and

•	Outplacement services with a cost to the Company not in excess of $30,000.

To receive any of the severance benefits described above, a participant must agree to release all claims against the Company and its affiliates and comply with covenants not to compete with the Company, not to solicit or interfere with customers of the Company and not to solicit Company employees or contractors, in each case for a period equal to 24 months following termination, in the case of our CEO, or 18 months following termination in the case of our other NEOs.

If a participant’s employment is terminated in connection with a change in control of the Company in circumstances that would entitle the participant to severance benefits under the Change in Control Plan described below, then the participant will receive severance benefits only under the Change in Control Plan, and not under the ESP.

Change in Control Plan

We also maintain a Change in Control Plan that provides severance benefits to certain designated executives, including our NEOs, in the event their employment is terminated without cause, or they are terminated for good reason, in either case within two (2) years of a change in control (which we refer to as a “Qualifying Termination”). Under the Change in Control Plan:

•

a “change in control” means that (i) any person or group (other than any person or group that already owned more than 50% of the total fair market value of Company stock) acquires more than 50% of the total fair market value of Company stock; (ii) any one person or group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Company that represents 30% or more of the total voting power of Company stock; (iii) a majority of members of the Board is replaced during any 12-month period (without the approval of the incumbent directors); or (iv) any person or group acquires ownership of all or substantially all of the assets of Company.

•

“cause” means the employee’s (i) willful and continued failure to perform his duties; (ii) chronic alcoholism or addiction to non-medically prescribed drugs; (iii) theft or embezzlement of company property; (iv) conviction of, or plea of nolo contendre to, a felony or misdemeanor involving moral turpitude; or (v) material breach of any agreement with the Company.

•

“good reason” means (i) a material diminishment of the executive’s position; (ii) assignment of duties to the executive that are materially inconsistent with duties performed prior to the change in control; (iii) a material breach of any agreement with the executive; (iv) for an executive officer of the Company, no longer being employed by the parent entity; (v) a material reduction in the executive’s base salary and annual bonus; or (vi) requiring the executive to relocate by more than 50 miles.

If an NEO experiences a Qualifying Termination, then he or she is entitled to the following benefits:

•

a cash severance payment equal to two times (three times for the CEO) the sum of (i) the NEO’s annual base salary plus (ii) the NEO’s Target Annual Bonus. The Target Annual Bonus is equal to the greater of (A) the NEO’s target STI award for the year of termination, and (B) the average STI bonus awarded to the NEO for the prior two calendar years;

•	a pro-rata portion of the executive’s Target Annual Bonus for the year in which the Qualifying Termination occurs;

48	2019 Proxy Statement	WABASH NATIONAL CORPORATION

Executive Compensation Tables

•	health continuation benefits for 18 months; and

•	outplacement counseling services up to a cost of $25,000.

To receive any of the severance benefits described above, a participant must agree to release all claims against the Company and its affiliates and comply with covenants not to compete with the Company and not to solicit customers or employees, in each case for a period equal to 24 months following termination.

Change in Control Benefits Under our LTI Plan

In addition to the above described benefits under our Change in Control Plan, the NEOs may also receive accelerated vesting under our LTI Plan if outstanding LTI awards are not assumed in the change in control transaction. Specifically, if not assumed in the transaction, (i) all PSUs shall be deemed earned at target if less than half the performance period has been completed or based on actual performance if more than half the performance period has been completed (or at target if performance is not determinable); (ii) all outstanding RSUs shall vest in full; and (iii) all outstanding stock options shall vest in full and be immediately exercisable for a period of 15 days prior to the scheduled consummation of the corporate transaction. In lieu of the foregoing, the Compensation Committee may, in its direction, cash out all outstanding awards.

For the sake of clarity, no accelerated vesting will occur if the successor agrees to assume or continue the outstanding awards, or to substitute each outstanding award for a similar award relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. However, if an NEO is thereafter terminated within 12 months of the change in control event, any assumed award will vest immediately upon the NEO’s termination.

Mr. Giromini’s Agreement.

As described above in CD&A, Mr. Giromini is entitled to certain severance benefits under his transition agreement in the event that his employment is terminated prior to June 1, 2019. Because Mr. Giromini is entitled to such benefits, on and after June 1, 2018, he is not eligible to receive benefits under the ESP or the Change in Control Plan.

WABASH NATIONAL CORPORATION	2019 Proxy Statement	49

Executive Compensation Tables

Potential Payments on Termination or Change in Control – Payment and Benefit Estimates

The table below shows the estimated payments that would have been made pursuant to the policies and agreements described above assuming the applicable triggering event occurred on December 31, 2018 and using the share price of $13.08 for our Common Stock as of December 31, 2018, which was the closing price on the NYSE on the last trading day of 2018. The tables below assume that the NEO executes of a release and fully complies with any restrictive covenants and other requirements to receive benefits under the Company’s plans and policies described above.

NAME	CASH SEVERANCE (1)	PRO-RATA STI BONUS (2)	ACCELERATED VESTING OF PSUs (3)(4)	ACCELERATED VESTING OF RSUs (3)(5)	ACCELERATED VESTING OF STOCK OPTIONS (3)(6)	WELFARE BENEFITS CONTINUATION (7)	LIFE INSURANCE PLANS (8)	TOTAL ($)
Brent L. Yeagy
Termination Without Cause	$2,893,502	—	—	—	—	$67,476	—	$2,960,978
Termination Following a Change in Control	$4,340,253	$646,751	$966,468	$1,158,260	—	$53,107	—	$7,164,839
Change in Control Only (3)	—	—	$966,468	$1,158,260	—	—	—	$2,124,728
Retirement	—	—	$471,403	$717,608	—	—	—	$1,189,011
Termination due to Death or Disability	—	—	$966,468	$1,158,260	—	—	—	$2,124,728
Richard J. Giromini
Termination Without Cause	$250,000	—	$1,302,232	$1,820,671	—	$4,812	—	$3,377,715
Termination Following a Change in Control	$250,000	$—	$2,092,682	$2,445,803	—	$4,812	—	$4,793,297
Change in Control Only	—	—	$2,092,682	$2,445,803	—	—	—	$4,538,485
Retirement	—	—	$1,302,232	$1,820,671	—	—	—	$3,122,903
Termination due to Death or Disability	—	—	$2,092,682	$2,445,803		—	$2,822,576	$7,361,061
Jeffery L. Taylor
Termination Without Cause	$1,122,000	—	—	—	—	$57,882	—	$1,179,882
Termination Following a Change in Control	$1,496,000	$308,000	$563,722	$666,962	—	$52,882	—	$3,087,566
Change in Control Only	—	—	$563,722	$666,962	—	—	—	$1,230,684
Retirement	—	—	$345,600	$491,677		—	—	$837,277
Termination due to Death or Disability	—	—	$563,722	$666,962		—		$1,230,684

50	2019 Proxy Statement	WABASH NATIONAL CORPORATION

Executive Compensation Tables

NAME	CASH SEVERANCE (1)	PRO-RATA STI BONUS (2)	ACCELERATED VESTING OF PSUs (3)(4)	ACCELERATED VESTING OF RSUs (3)(5)	ACCELERATED VESTING OF STOCK OPTIONS (3)(6)	WELFARE BENEFITS CONTINUATION (7)	LIFE INSURANCE PLANS (8)	TOTAL ($)
Dustin T. Smith
Termination Without Cause	$905,250	—	—	—	—	$58,107	—	$963,357
Termination Following a Change in Control	$1,207,000	$248,500	$264,478	$350,034	—	$53,107	—	$2,123,119
Change in Control Only	—	—	$264,478	$350,034	—	—	—	$614,512
Retirement	—	—	$127,870	$234,655		—	—	$362,525
Termination due to Death or Disability	—	—	$264,478	$350,034		—	—	$614,512
Michael N. Pettit
Termination Without Cause	$660,000	—	—	—	—	$58,107	—	$718,107
Termination Following a Change in Control	$880,000	$165,000	$217,337	$332,991	—	$53,107	—	$1,648,435
Change in Control Only	—	—	$217,337	$332,991	—	—	—	$550,328
Retirement	—	—	$121,239	$151,754		—		$272,993
Termination due to Death or Disability	—	—	$217,337	$332,991		—	—	$550,328
Kevin J. Page
Termination Without Cause	$660,000	—	—	—	—	$57,201	—	$717,201
Termination Following a Change in Control	$880,000	$165,000	$144,743	$207,920	—	$52,201	—	$1,449,864
Change in Control Only	—	—	$144,743	$207,920		—	—	$352,663
Retirement	—	—	$54,923	$98,100		—	—	$153,023
Termination due to Death or Disability	—	—	$144,743	$207,920		—	—	$352,663

(1)

For each of the NEOs other than Mr. Giromini, cash severance amounts are determined under the ESP for terminations without cause and under the Change in Control plan for a Qualifying Termination following a Change in Control. All cash severance payments for Mr. Giromini were calculated based on the terms of his transition agreement.

(2)

If an NEO were terminated as of December 31, 2018 under circumstances entitling them to severance under the ESP or the Change in Control Plan, then they would be entitled to their full STI actual bonus for 2018 or their Target Annual Bonus (as defined above), respectively.

(3)	The amounts shown for a Change in Control Only assumes purchaser did not assume outstanding equity awards. If purchaser did assume outstanding awards, no accelerated vesting would occur.

(4)

Amounts reflected in this column for “Termination Following a Change in Control,” Change in Control Only” and “Termination due to Death or Disability” include (i) the value of the earned PSUs granted in 2016 for which the performance period ended on December 31, 2018 (but that vest in February 2019), (ii) the value of the unearned performance share units granted in 2017 based on the performance trend as of December 31, 2018, and (iii) the value of the unearned PSUs granted in 2018, assuming target performance. Amounts reflected in this column for “Retirement” include the performance share units described in (i) and a pro-rata portion of the performance share units described in (ii) and (iii). Since Mr. Giromini was retirement-eligible as of December 31, 2018, he would also have been entitled to receive the retirement-vesting treatment of his PSUs if the Company had terminated his employment without Cause on such date.

(5)

Amounts reflected in this column for “Termination Following a Change in Control,” Change in Control Only” and “Termination due to Death or Disability” include all outstanding restricted stock units, and amounts reflected for “Retirement” included all RSUs granted prior to January 1, 2018. Since Mr. Giromini was retirement-eligible as of December 31, 2018, he would also have been entitled to receive the retirement-vesting treatment of his RSUs if the Company had terminated his employment without Cause on such date.

(6)	All outstanding stock options were vested as of December 31, 2018, so no amount would be accelerated upon a Change in Control or termination of employment.

(7)	Includes the value of outplacement counseling services and reimbursement for welfare benefits continuation.

(8)

Current value of payout under the Executive Life Insurance Plan payable to Mr. Giromini’s beneficiaries in the event of his termination as a result of his death. This benefit would not be payable upon Mr. Giromini’s disability.

WABASH NATIONAL CORPORATION	2019 Proxy Statement	51

Executive Compensation Tables

Mr. Pitchford’s employment with the Company terminated in November 2018. This was treated as a “termination without cause” under the ESP. As a result, he was provided severance payments equal to 150% of his base salary and target annual incentive award (totaling $780,000) paid during the 18-month period following his departure from the Company, a prorated portion of his annual cash incentive for 2018 (which was $0), and reimbursement for welfare benefits continuation (totaling approximately $16,340). He also received outplacement services in an amount not to exceed $30,000. No unvested PSUs, RSUs or stock options were subject to accelerated vesting in connection with his termination.

Pay Ratio Disclosure

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of the annual total compensation of our principal executive officer, our CEO, Mr. Yeagy, to our median employee’s annual total compensation.

For 2018, we identified our median employee using a multi-step process, as detailed below:

•

We determined, as of November 1, 2018, our gross employee population of individuals working at our parent company and consolidated subsidiaries, which was 6,748 employees. This population consisted of our full-time, part-time, and temporary employees. We do not have any seasonal employees.

•

As permitted under the SEC’s 5% de minimis rule, we adjusted the employee population to exclude 310 non-U.S. employees (approximately 4.6% of the employee population) who work in the following foreign jurisdictions:

•	United Kingdom: 235 employees

•	Mexico: 75 employees

•	Based on the exclusion of 310 non-U.S. employees who work in the above jurisdictions, our adjusted employee population consisted of 6,438 U.S. employees.

•

We then determined each employee’s base salary paid during fiscal 2018 as reflected in our payroll records. We identified our median employee from our adjusted employee population based on this consistently applied compensation measure.

To calculate our ratio for 2018, we calculated the annual total compensation of the median employee and our CEO using the methodology required for disclosure of annual total compensation in the Summary Compensation Table, except that, as permitted by the SEC’s rules, we included the value of compensation provided to the median employee and to our CEO under our nondiscriminatory group health insurance, group life insurance and group long-term disability insurance programs that are available generally to all salaried employees. The aggregate value of the nondiscriminatory benefits included in the annual total compensation amounts reported below was $23,833 for our CEO and $7,293 for the median employee. The difference between our CEO’s annual total compensation as reported below for purposes of the CEO pay ratio disclosure and his annual total compensation as reported in the Summary Compensation Table is attributable to the inclusion of those nondiscriminatory benefits solely for purposes of determining the CEO pay ratio.

The CEO pay ratio reported below was determined using reasonable estimates as permitted by the SEC’s rules. This ratio should not be used as a comparison with pay ratios disclosed by other companies, as there may be material differences in the methodologies used by other companies to estimate their CEO pay ratios, as well as differences in worker populations, geographic locations, business strategies and compensation practices.

Annual Total Compensation of the CEO	$2,855,020
Annual Total Compensation of the Median Employee	$53,035
Ratio of CEO Annual Total Compensation to Median Employee Annual Total Compensation	54:1

52	2019 Proxy Statement	WABASH NATIONAL CORPORATION

Equity Compensation Plan Information

The following table summarizes information regarding our equity compensation plan as of December 31, 2018:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (1)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (2)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (3)
Equity Compensation Plans Approved by Security Holders	2,129,157	$11.26	4,439,656
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	2,129,157	$11.26	4,439,656

(1)

Consists of shares of Common Stock to be issued upon the exercise of outstanding options, and the settlement of unvested RSUs and PSUs (assuming target payout for any PSUs for which the performance period was not yet complete as of December 31, 2018), granted under the Wabash National Corporation 2007 Omnibus Incentive Plan (the “2007 Plan”), the Wabash National Corporation 2011 Omnibus Incentive Plan (the “2011 Plan”), and the Wabash National Corporation 2017 Omnibus Incentive Plan (the “2017 Plan”).

(2)

Consists of the weighted average exercise price of outstanding options. Because participants do not need to pay us anything to receive shares upon the vesting of RSUs and PSUs, the weighted average exercise price does not take these awards into account.

(3)	Consists of shares of Common Stock available for future issuance pursuant to the 2017 Plan.

WABASH NATIONAL CORPORATION	2019 Proxy Statement	53

Proposal 2 – Advisory Vote on the Compensation of Our Named Executive Officers

At our 2017 Annual Meeting, we held a non-binding, advisory stockholder vote on the frequency of future advisory stockholder votes on the compensation of our NEOs. Our stockholders expressed a preference that advisory stockholder votes on the compensation of our NEOs be held on an annual basis and, as previously disclosed, the Company continued the policy to hold such votes annually. Accordingly, as required by Section 14A of the Exchange Act, we are asking stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the NEOs of our Company. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. We urge you to read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement, which begin on page 23 and 40, respectively, as such sections provide details on the Company’s compensation programs and policies for our executive officers, including the 2018 compensation of our NEOs.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This say-on-pay vote is an advisory vote that is not binding on us.

The approval or disapproval by stockholders will not require the Board or the Compensation Committee to take any action regarding the Company’s executive compensation practices. The final decisions on the compensation and benefits of our NEOs and on whether, and if so, how, to address stockholder disapproval remain with the Board and the Compensation Committee.

The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interests of Wabash National and its stockholders.

However, the Board and our Compensation Committee value the opinions expressed by stockholders in their vote on this proposal, and will carefully consider the outcome of the vote when making future compensation decisions with respect to our executive officers. In that regard, the Board and our Compensation Committee carefully considered the results of last year’s say-on-pay vote, in which approximately 95% of stockholders voted in favor of our say-on-pay proposal, and took such results into account by continuing to emphasize the core principles of our compensation philosophy and best practices of our compensation programs.

The Board urges you to carefully review the CD&A section of this Proxy Statement, together with the executive compensation tables, and to approve the following resolution:

“RESOLVED, that the stockholders hereby approve on an advisory basis the compensation paid to the Wabash National Corporation named executive officers, as disclosed in the Wabash National Corporation Proxy Statement pursuant to the rules of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, compensation tables and narrative discussion).”

Board Recommendation

The Board of Directors UNANIMOUSLY recommends that you vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

54	2019 Proxy Statement	WABASH NATIONAL CORPORATION

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm Ernst & Young LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2019. Ernst & Young acted as our independent auditors for the year ended December 31, 2018. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions. The Audit Committee is responsible for hiring, compensating and overseeing the independent registered public accounting firm, and reserves the right to exercise that responsibility at any time. If the appointment of Ernst & Young is not ratified by the stockholders, the Audit Committee is not obligated to appoint another registered public accounting firm, but the Audit Committee will give consideration to such unfavorable vote.

Board Recommendation

The Board of Directors UNANIMOUSLY

recommends that you vote “FOR”

ratification of the appointment of Ernst &

Young LLP as the Company’s

independent registered public

accounting firm for the year ending

December 31, 2019.

Principal Accounting Fees and Services

The fees billed by Ernst & Young for professional services provided to us for the years ended December 31, 2018 and December 31, 2017 were as follows:

FEE CATEGORY	2018	2017
	($ IN THOUSANDS)
Audit Fees (1)	$1,941	$1,724
Audit-Related Fees (2)	$—	75
Tax Fees (3)	—	—
All Other Fees (4)	$—	55
Total Fees	$1,941	$1,854

(1)

Fees for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services in connection with securities offerings and registration statements.

(2)

Fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” For 2017, this included services in connection with a debt offering and other audit-related services.

(3)	Fees billed for professional services related to tax compliance, tax advice and tax planning.

(4)	Fees for services that are not included in the service categories reported above, primarily transaction related services.

In 2018 and 2017, all Ernst & Young fees were pre-approved by the Audit Committee pursuant to the pre-approval policy described below. After consideration, the Audit Committee has concluded that the provision of non-audit services by Ernst & Young to Wabash is compatible with maintaining the independence of Ernst & Young.

WABASH NATIONAL CORPORATION	2019 Proxy Statement	55

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

Pre-Approval Policy for Audit and Non-Audit Fees

The Audit Committee has sole authority and responsibility to select, evaluate and, if necessary, replace the independent auditor. The Audit Committee has sole authority to approve all audit engagement fees and terms, and the Committee, or a member of the Committee, must pre-approve any non-audit service provided to the Company by the Company’s independent auditor. The Audit Committee reviews the status of each engagement at its regularly scheduled meetings. In 2018 and 2017, the Committee pre-approved all services provided by the independent auditor. The independent auditor provides an engagement letter which is signed by the Chair of the Audit Committee, outlining the scope of the audit and related audit fees.

Audit Committee Report

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2018;

•

Discussed with Ernst & Young, our independent auditors for 2018, the matters required to be discussed by Statement on Auditing Standards No. 1301, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board; and

•

Received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

On the basis of these reviews and discussions, the Audit Committee recommended that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

AUDIT COMMITTEE

John E. Kunz Scott K. Sorensen Martin C. Jischke

56	2019 Proxy Statement	WABASH NATIONAL CORPORATION

Beneficial Ownership Information

Beneficial Ownership of Common Stock

The following table sets forth certain information as of March 22, 2019 (unless otherwise specified), with respect to the beneficial ownership of our Common Stock by each person who is known to own beneficially more than 5% of the outstanding shares of Common Stock, each person currently serving as a director, each nominee for director, each Named Executive Officer (as defined in the Compensation Discussion & Analysis below), and all directors and executive officers as a group:

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES OF COMMON STOCK BENEFICIALLY OWNED (1)		PERCENT OF CLASS (ROUNDED)
Black Rock, Inc. and affiliates
40 East 52nd Street New York, New York 10022	8,296,232	(2)	14.8%
The Vanguard Group, Inc.
100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,867,403	(3)	12.25%
Dimensional Fund Advisors LP
Building One, 6300 Bee Cave Road Austin, Texas 78746	4,810,110	(4)	8.58%
LSV Asset Management
155 N. Wacker Drive, Suite 4600 Chicago, Illinois 60606	3,346,411	(5)	6.07%
John G. Boss	4,883	(6)	*
Richard J. Giromini	1,159,786	(7)	2.09%
Martin C. Jischke	68,558	(8)	*
John E. Kunz	48,207	(9)	*
Larry J. Magee	95,676	(10)	*
Ann D. Murtlow	33,799	(11)	*
Kevin J. Page	—		—
Michael N. Pettit	13,610	(12)	*
William D. Pitchford	42,938		*
Dustin T. Smith	10,782	(13)	*
Scott K. Sorensen	60,093	(14)	*
Jeffery L. Taylor	110,013	(15)	*
Brent L. Yeagy	133,336	(16)	*
All of our directors and executive officers as a group (14 persons)	1,742,860	(17)	3.14%

*	Less than one percent

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to restricted stock units and/or performance stock units are not deemed outstanding by the Company for purposes of reporting on Common Stock outstanding. As such, only those units that will vest within 60 days of March 22, 2019 are deemed outstanding for purposes of computing the percentage ownership of the person holding such units. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 22, 2019 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)

Based solely on a Schedule 13G/A filed January 31, 2019 by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC (collectively, the “BlackRock Subsidiaries”). BlackRock, Inc. has sole voting power with

WABASH NATIONAL CORPORATION	2019 Proxy Statement	57

Beneficial Ownership Information

respect to 8,296,232 shares and sole dispositive power over 8,120,375 shares. None of the BlackRock Subsidiaries claim beneficial ownership of 5% or greater of the outstanding shares of Common Stock except for BlackRock Fund Advisors.

(3)

Based solely on the Schedule 13G/A filed February 11, 2019 by The Vanguard Group, Inc. on its own behalf and on behalf of its subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. (collectively, the “Vanguard Subsidiaries”). The Vanguard Group has sole voting power with respect to 73,953 shares, shared voting power with respect to 10,731 shares, sole dispositive power with respect to 6,789,345 shares, and shared dispositive power with respect to 78,058 shares. None of the Vanguard Subsidiaries claim beneficial ownership of 5% or greater of the outstanding shares of Common Stock.

(4)

Based solely on the Schedule 13G/A filed February 8, 2019 by Dimensional Fund Advisors LP and its subsidiaries. Dimensional Fund Advisors LP has sole voting power with respect to 4,591,488 shares and sole dispositive power with respect to 4,810,110. None of Dimensional Fund Advisors LP’s subsidiaries claim beneficial ownership of 5% or greater of the outstanding shares of Common Stock.

(5)

Based solely on the Schedule 13G filed February 13, 2019 by LSV Asset Management. LSV Asset Management has sole voting power with respect to 1,876,202 shares and sole dispositive power with respect to 3,346,411 shares.

(6)	Includes 4,883 restricted stock units that are scheduled to vest within 60 days of March 22, 2019.

(7)

Includes options held by Mr. Giromini to purchase 374,141 shares that are currently, or will be within 60 days of March 22, 2019, exercisable. Does not include any unvested restricted stock units or performance stock units, as no such awards held by Mr. Giromini will vest within 60 days of March 22, 2019.

(8)	Includes 4,883 restricted stock units that are scheduled to vest within 60 days of March 22, 2019.

(9)	Includes 4,883 restricted stock units that are scheduled to vest within 60 days of March 22, 2019.

(10)	Includes 4,883 restricted stock units that are scheduled to vest within 60 days of March 22, 2019.

(11)

Includes 4,883 restricted stock units that are scheduled to vest within 60 days of March 22, 2019. Through a family estate planning structure, Mrs. Murtlow shares voting and investment power on all reported shares with her spouse.

(12)

Includes options held by Mr. Pettit to purchase 2,010 shares that are currently, or will be within 60 days of March 22, 2019, exercisable. Does not include any unvested restricted stock units or performance stock units, as no such awards held by Mr. Pettit will vest within 60 days of March 22, 2019.

(13)

Includes options held by Mr. Smith to purchase 2,267 shares that are currently, or will be within 60 days of March 22, 2019, exercisable. Does not include any unvested restricted stock units or performance stock units, as no such awards held by Mr. Smith will vest within 60 days of March 22, 2019.

(14)

Includes 4,883 restricted stock units that are scheduled to vest within 60 days of March 22, 2019. Through a family estate planning structure, Mr. Sorensen shares voting and investment power on all reported shares with his spouse.

(15)

Includes options held by Mr. Taylor to purchase 24,170 shares that are currently, or will be within 60 days of March 22, 2019, exercisable. Does not include any unvested restricted stock units or performance stock units, as no such awards held by Mr. Taylor will vest within 60 days of March 22, 2019.

(16)

Includes options held by Mr. Yeagy to purchase 39,360 shares that are currently, or will be within 60 days of March 22, 2019, exercisable. Does not include any unvested restricted stock units or performance stock units, as no such awards held by Mr. Yeagy will vest within 60 days of March 22, 2019.

(17)

Includes options held by our executive officers to purchase an aggregate of 442,698 shares that are currently, or will be within 60 days of March 22, 2019, exercisable. The Company’s directors do not hold any options. Includes 29,298 restricted stock units that are scheduled to vest to our directors within 60 days of March 22, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities. To our knowledge, based solely on our review of the copies of such forms furnished to us in 2018 and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements of our directors and executive officers were met except that a late Form 3 was filed for Ms. Glazner to report her initial beneficial ownership, a late Form 4 was filed for Mr. Giromini reporting a share withholding transaction, a late Form 4 was filed for Mr. Pitchford reporting the conversion of a restricted stock unit award into shares and a share withholding transaction, and a late Form 4 was filed for Ms. Glazner reporting an award of restricted stock units.

58	2019 Proxy Statement	WABASH NATIONAL CORPORATION

General Information

Availability of Certain Documents

A copy of our 2018 Annual Report on Form 10-K is posted with this Proxy Statement. You also may obtain additional copies without charge and without the exhibits by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903. These documents also are available through our website at www.wabashnational.com.

The charters for our Audit, Compensation, and Nominating and Corporate Governance Committees, as well as our Corporate Governance Guidelines and our Codes of Business Conduct and Ethics, are available on the Corporate Governance page of the Investor Relations section of our website at www.wabashnational.com and are available in print without charge by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

Communications with the Board of Directors

Stockholders or other interested persons wishing to make known complaints or concerns about our accounting, internal accounting controls or auditing matters, or bring other concerns to the Board or the Audit Committee, or to otherwise communicate with our independent directors as a group or the entire Board, individually or as a group, may do so by sending an email to board@wabashnational.com or auditcommittee@wabashnational.com, or by writing to Wabash National Corporation, Attention: General Counsel, 1000 Sagamore Parkway South, Lafayette, Indiana 47905. You may report your concerns anonymously or confidentially.

Stockholder Proposals and Nominations

Stockholder Proposals for Inclusion in 2020 Proxy Statement. To be eligible for inclusion in the proxy statement for our 2020 Annual Meeting, stockholder proposals must be received by the Company’s Corporate Secretary no later than the close of business on December 7, 2019. However, if the date of the 2020 Annual Meeting has changed by more than 30 days from the date of the 2019 Annual Meeting indicated herein, then stockholder proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2020 Annual Meeting. Proposals should be sent to Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905 and follow the procedures required by Rule 14a-8 of the Securities Exchange Act of 1934.

Stockholder Director Nominations and other Stockholder Proposals for Presentation at the 2020 Annual Meeting. Under our Bylaws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in our proxy statement must be delivered to the Company’s Corporate Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2020 Annual Meeting must deliver a written notice (containing the information specified in our Bylaws regarding the stockholder, the nominee and the proposed action, as appropriate) to the Company’s Corporate Secretary between January 22, 2020 and February 21, 2020. However, if the date of the 2020 Annual Meeting is more than 30 days before or after the first anniversary of the 2019 Annual Meeting, any stockholder who wishes to have a nomination or other business considered at the 2020 Annual Meeting must deliver written notice (containing the information specified in our Bylaws regarding the stockholder, the nominee and the proposed action, as appropriate) to the Company’s Corporate Secretary not earlier than 120 days prior to such Annual Meeting and not later than the later of the 90th day prior to such Annual Meeting or the tenth day following the public announcement of such Annual Meeting. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote. A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our Bylaws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials.

WABASH NATIONAL CORPORATION	2019 Proxy Statement	59

General Information

Householding of Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding” and this practice saves us money in printing and distribution costs and reduces the environmental impact of our Annual Meeting. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will deliver promptly, upon written or oral request, a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive separate copies of the proxy materials, now or in the future, should submit a request to the Company by telephone at (765) 771-5310 or by submitting a written request to Wabash National Corporation c/o Director-Investor Relations, 1000 Sagamore Parkway South, Lafayette, IN 47905.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

By Order of the Board of Directors

Melanie D. Margolin

Senior Vice President and General Counsel Corporate Secretary

April 5, 2019

60	2019 Proxy Statement	WABASH NATIONAL CORPORATION

WABASH NATIONAL CORPORATION ATTN: LEGAL/CORPORATE SECRETARY 1000 SAGAMORE PARKWAY S. LAFAYETTE, IN 47905

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Dr. Martin C. Jischke	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
1b. John G. Boss	☐	☐	☐	2.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

1c. John E. Kunz	☐	☐	☐	3.	To ratify the appointment of Ernst & Young LLP as Wabash National Corporation’s independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐

1d. Larry J. Magee	☐	☐	☐
1e. Ann D. Murtlow	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1f. Scott K. Sorensen	☐	☐	☐
1g. Brent L. Yeagy	☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)			☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) on Proxy. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

WABASH NATIONAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 21, 2019 10:00 a.m., local time

Wabash National Corporation

Ehrlich Innovation Center

3233 Kossuth Street

Lafayette, Indiana 47904

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Proxy Statement and 10-K are available at www.proxyvote.com

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WABASH NATIONAL CORPORATION

Annual Meeting of Stockholders

May 21, 2019 10:00 AM., local time

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 21, 2019.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Proposals 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Martin C. Jischke and Ann D. Murtlow, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side